UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
REALTY INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 1, 2021
Dear Stockholder:
You are cordially invited to attend our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific Time on May 18, 2021. Due to the ongoing public health impact of the coronavirus pandemic (COVID-19), and to support the health and well-being of our partners and stockholders, this year’s Annual Meeting will again be a completely virtual meeting of stockholders, conducted via live audio webcast. The virtual format provides the opportunity for participation by a broader group of our stockholders and enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. You can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/realty2021 by using the control number which appears on your proxy card and the instructions provided as a part of your Proxy Materials. You may submit questions in advance of and in real-time during the Annual Meeting via the meeting website. The business that will be conducted at the Annual Meeting is described in the Notice of the 2021 Annual Meeting of Stockholders and Proxy Statement.
During 2020, we grew Adjusted Funds From Operations (AFFO) per share, or the cash earnings available to pay dividends to our stockholders, by 2.1% to $3.39. As The Monthly Dividend Company®, we remain committed to providing our stockholders with dependable monthly dividends that increase over time. During 2020, we paid twelve monthly dividends and increased the dividend per share by 3.1% over 2019 to $2.794. I would like to thank our team for their continued focus on our strategic objectives with our One Team approach together with hard work and dedication during these unprecedented times. I am also extremely thankful for our Board of Directors continued support, vast experience and guidance for today and our future. We are excited about the current position of the company and remain committed to continuing to responsibly manage your company as prudent stewards of your capital.
In connection with our 2021 Proxy Statement, we have issued our inaugural Sustainability Report which provides detail on our environmental, social and governance (“ESG”) initiatives. The Sustainability Report can be found in the Corporate Responsibility section of our corporate website, and I encourage you to read the Sustainability Report to understand the significant emphasis we place on ESG initiatives for the communities we serve, the environment and our future.
We encourage you to review the information contained in the Proxy Statement. It is meant to provide an overview of our company’s achievements during the year, including information on our company’s compensation program and corporate governance practices. After your review, we hope that you will vote, in person virtually or by proxy, in accordance with the Board of Directors’ recommendations. Your vote is important to us and we appreciate your continued support of our company.
Sincerely,

Sumit Roy
President, Chief Executive Officer
Member, Board of Directors

Notice of the 2021
Annual Meeting of Stockholders
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation (the “company”), will be held as follows:
MEETING DATE:	Tuesday, May 18, 2021
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2021
RECORD DATE: You may vote if you were a holder of record of shares of our common stock, par value $0.01 per share, at the close of business on March 12, 2021.
ITEMS OF BUSINESS:
1.	The election of nine director nominees named in this Proxy Statement to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified.
2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.
4.	The approval of the Realty Income Corporation 2021 Incentive Award Plan.
5.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting. During the Annual Meeting, management will report on the current activities of the company and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments. All presentation materials shared at the Annual Meeting will be made available on the company’s website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy.
PROXY VOTING: Your vote is important. Whether or not you plan to participate in our virtual Annual Meeting, we urge you to submit your proxy as soon as possible to ensure your shares are represented and voted at our Annual Meeting. You may authorize a proxy to vote your shares by telephone, via the Internet, or – if you have received and/or requested paper copies of our Proxy Materials by mail – by signing, dating and returning the proxy card in the envelope provided. If you participate in our virtual Annual Meeting, you may, if you wish, vote your shares (or withdraw your proxy) at www.virtualshareholdermeeting.com/realty2021.
No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
You are encouraged to read this Proxy Statement in its entirety before voting or authorizing a proxy to vote on your behalf.
By Order of the Board of Directors,

Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
April 1, 2021

Proxy Summary
MEETING DATE:	Tuesday, May 18, 2021
MEETING TIME:	9:00 a.m. Pacific Time
VIRTUAL MEETING ACCESS:	www.virtualshareholdermeeting.com/realty2021
RECORD DATE:	March 12, 2021
The Board of Directors (or, the “Board”) of Realty Income Corporation, a Maryland corporation (the “company”), is soliciting proxies for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting. This Proxy Summary provides an overview of the proposals to be considered and voted on at the Annual Meeting and information contained in the Proxy Statement, but does not contain all of the information that should be considered before voting. We encourage you to read the Proxy Statement in its entirety before voting.
How to Vote
On or about April 1, 2021, we will mail or e-mail a copy of our Notice of 2021 Annual Meeting of Stockholders, Proxy Statement, proxy card, and 2020 Annual Report (collectively “Proxy Materials”) to our stockholders according to their previously indicated preference. Some of our stockholders will be mailed a Notice of Availability of Proxy Materials, which contains instructions on how to request and receive a paper or e-mailed copy of our Notice of 2021 Annual Meeting of Stockholders, Proxy Statement and 2020 Annual Report, and how to view these materials online. We encourage you to vote your shares prior to the Annual Meeting. You may vote by telephone, over the Internet or by mail by completing your proxy card, even if you plan to participate in the virtual Annual Meeting. All methods of correspondence will provide stockholders with instructions on how to vote or authorize a proxy to vote using any of the following methods:

Beneficial Stockholders: If your shares of common stock are held through a bank, broker or other holder of record, please follow the instructions you receive from your bank, broker or other nominee on how to vote your shares of common stock at our Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting. Obtaining a “legal proxy” may take several business days.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2021: This Proxy Statement, our 2020 Annual Report and our Sustainability Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You may also view these materials at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2021 on the day of and during the virtual Annual Meeting by using the control number that is provided to you either on your proxy card, in your e-mailed Proxy Materials, or on your Notice of Availability of Proxy Materials. We encourage you to access and review all of the information contained in the Proxy Materials before voting.
Virtual Stockholder Meeting
Due to the ongoing public heath impact of the coronavirus pandemic (COVID-19), and to support the health and well-being of our partners and stockholders, the Board has again decided to hold a virtual Annual Meeting this year. The Board believes that the virtual format for the Annual Meeting will provide the opportunity for participation by a broader group of our stockholders, while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. It also reduces the
Realty Income │ 2021 Proxy Statement 1

Proxy Summary

environmental impact of our Annual Meeting. We designed the format of our Annual Meeting to ensure that our stockholders that attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will participate in the virtual Annual Meeting.
Date and Time: The Annual Meeting will be held “virtually” through a live audio webcast on Tuesday, May 18, 2021, at 9:00 a.m. Pacific Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
Access to the Audio Webcast of the Annual Meeting: The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Log in Instructions: To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/ realty2021. Stockholders will need their unique control number which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 11, 2021, so that you can be provided with a control number and gain access to the meeting.
Submitting Questions prior to and at the virtual Annual Meeting: An online pre-meeting forum will be available to our stockholders at www.proxyvote.com approximately two weeks prior to the day of the Annual Meeting. By accessing this online forum, our stockholders will be able to submit questions in writing in advance of the day of the Annual Meeting, vote, view the Annual Meeting’s Rules of Conduct (“Rules of Conduct”), and obtain copies of Proxy Materials, including our Annual Report. Stockholders may also submit questions in writing on the day of or during the Annual Meeting at www.virtualshareholdermeeting.com/ realty2021. Stockholders will need their unique control number which appears on their Notice, the proxy card and the instructions that accompanied the Proxy Materials.
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted before or during the meeting in accordance with the Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.realtyincome.com/investors. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness and efficient use of the Company’s resources and in order to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.
The Rules of Conduct will be posted on www.proxyvote.com approximately two weeks prior to the day of the Annual Meeting.
Technical Assistance: Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
Voting Shares: Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/realty2021 on the day of and during the virtual Annual Meeting. If your shares of common stock are held by a bank, broker or other holder of record, you may not vote these shares online at our Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other holder of record that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Availability of Live Webcast: The live audio webcast will be available to not only our stockholders, but also our team members and other constituents.
2 Realty Income │ 2021 Proxy Statement

Proxy Summary

Proposal Guide
PROPOSAL	PAGE	BOARD VOTE RECOMMENDATION
PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board of Directors believes that the nine director nominees named herein contribute the breadth and diversity of knowledge and experience needed for the advancement of our business strategies and objectives.	10	For
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2021 and requests stockholders to ratify the appointment.	10	For
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board of Directors believes our compensation program is appropriately structured to reward our named executive officers for the continued performance of the company, encourage a disciplined approach to management, and maintain focus on the creation of long-term value for our stockholders.	11	For
PROPOSAL 4 – APPROVAL OF THE REALTY INCOME CORPORATION 2021 INCENTIVE AWARD PLAN
Our Board of Directors believes that the Realty Income Corporation 2021 Incentive Award Plan is important to our continued growth and success and its approval will assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors, and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives.	12	For
Realty Income │ 2021 Proxy Statement 3

Proxy Summary

Performance Highlights
We achieved another year of positive earnings growth in 2020 as measured by AFFO per share that allowed us to continue to pay dependable monthly dividends that increase over time.

(1)	For a reconciliation of net income to AFFO, see Appendix A on page 81 of this Proxy Statement.

Our focus on providing dependable monthly dividends that increase over time helps drive strong total shareholder return (“TSR”) performance.

(1)	TSR is calculated assuming the contemporaneous reinvestment of dividends on the ex-dividend date. Data sourced from Bloomberg as of December 31, 2020.
4 Realty Income │ 2021 Proxy Statement

Proxy Summary

Executive Compensation Highlights
We believe our performance demonstrates the effectiveness, over time, of the execution of our strategic business plan and the alignment of our compensation program with our philosophy to reward executives for enhancing long-term stockholder value. Our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational metrics, and relative TSR. In 2020, we attained overwhelmingly favorable say-on-pay approval results of 94.9%. The increases to 2020 total target compensation for our executives remained closely aligned with the median of the peer group. The following are the two primary components of the 2020 incentive compensation program:

The majority of the compensation awarded under the programs is at-risk. Approximately 71% of our CEO’s total target direct compensation for the 2020 performance year consisted of compensation that was at-risk based on the achievement of certain performance metrics. Salary and time-based equity awards made up the remaining 29% of our CEO’s compensation.

Our Business Philosophy
As the Monthly Dividend Company®, we strive to pay dependable and growing monthly dividends for the benefit of our stockholders. Our diversified portfolio of actively managed commercial properties under long-term net lease agreements seeks to produce consistent and predictable income. We believe this also benefits other stakeholders, including employees, clients, lenders, and the communities in which we serve. We refer to our tenants as clients, because we strive to build mutually beneficial relationships and we believe their success is our success.
Over time, we intend to grow our earnings and dividends by expanding existing operations and entering new businesses without materially altering our risk profile. Our international expansion is an example of our deliberate approach, and other growth initiatives that remain under active consideration. Our goal remains to acquire high-quality real estate with clients that already are or could become industry leaders, both in the U.S. and abroad.
Realty Income │ 2021 Proxy Statement 5

Proxy Summary

We are focused on delivering long-term growth across fluctuating market cycles and are therefore highly selective in the transactions we pursue, typically buying less than 10% of acquisition opportunities sourced. Our internal team dedicated to sourcing such opportunities has long-standing relationships with clients, owners/developers, brokers and advisers and is regularly seeking to form new relationships. We research and analyze all potential transactions to remain focused on buying the right properties with the right clients, and we are dedicated to continuing to monitor the health of our clients and locations post-acquisition.
As a result, we also seek to create value through active portfolio and asset management, and seek to maximize returns through a combination of re-leasing, development, or sale. Our long-term relationships and outreach with clients and industry experts help us remain well-informed on current and emerging trends.
Our size, scale, cost of capital and reputation are meaningful competitive advantages that differentiate us. We also continue to invest in our technological infrastructure to increase this differentiation, including predictive analytics.
Strategic Planning
Our goal is to continue managing the company in a manner that supports sustainable, long-term value creation for our stockholders. The Board of Directors frequently reviews and discusses the company’s strategy as part of regularly scheduled Board meetings. The discussions allow the Board of Directors to assess further potential opportunities and threats to the business and properly position the company to continue to perform in the future. The company’s named executive officers and additional members of management, including the company’s in-house research and strategy departments, participate in the discussions on topics such as e-commerce and other disruptive technologies, changing demographics, the macroeconomic and political landscape, the impacts from the COVID-19 pandemic, and their implications for our company. From time to time, experts on various topics are invited to the discussions to challenge thinking and invite healthy discourse at the meetings. The company also supports management’s and directors’ participation at various conferences and speaking engagements in order to introduce new topics and materials for discussion and further broaden long-term views on the business. We will continue to incorporate similar strategic reviews in our Board of Directors meetings and strive to stay in front of emerging trends by making adjustments to our strategy as needed.
Human Capital Management
Building enduring relationships for a brighter future inspires us to focus our efforts on nurturing an engaging work environment that offers growth opportunities, meaningful work, and investment into our people. Our principled practices, procedures, and systems strengthen a sense of matter and belonging to each individual. We attract, retain and develop best-in-class, talented team members who help create long-term value for our stakeholders around the world. Our gifted team members accomplish our objectives by doing the right thing, taking ownership, empowering each other, celebrating differences, and giving more than we take. In all that we do, we prioritize long-lasting, meaningful connections anchored in trust.
Realty Income relies on talented, engaged team members to fulfill our mission and achieve our vision. Fostering a culture that values diverse backgrounds and perspectives and creates an inclusive environment contributes positively to our employer reputation, employee engagement, health and well-being, and other socioeconomic benefits beyond our workplace.
6 Realty Income │ 2021 Proxy Statement

Proxy Summary

Supporting our employees through the COVID-19 pandemic
The COVID-19 pandemic presented challenges to our employees. In response, during 2020, we took the following actions to assist and protect our employees:
•	Transitioned all employees to working remotely through secure systems supported by our IT department;
•	Utilized online meetings, email, conference calls, and a “drive-through check-in with our CEO” to support regular communication, collaboration, and continued training;
•	Virtually trained on new safety office protocols, physical building safety enhancements, and universal cleanliness and environmental health practices;
•	Increased dialogue from our team leaders, including our CEO, who scheduled regular check-in calls with departments and employees;
•	Conducted our sesquiennial (every 18 months) employee engagement survey; and
•	Administered an employee survey to gather perspectives on what we should consider when reopening our office
•	Provided resources to employees who were directly impacted by the COVID-19 pandemic;
•	Financial support
•	Work-life balance flexibility
•
Connected employees to our “Resources for Living” program, which provides support for financial, legal, mental, and emotional well-being, life and family resources, and more. Areas that our team members can access range from parenting, care-giving (adult and child), COVID-19 knowledge, managing stress, depression, suicide prevention, and pet resources to staying healthy, self-improvement, and coping with trauma, grief, and loss

•
Transitioned our well-being program, which we refer to as our “O”verall Well-Being program, to virtual and addressed topics such as mindfulness, exercise, nutrition, and at-home office ergonomics, 20-day wellness learning path, along with financial wellness webinars

•	Implemented a business continuity plan that includes emergency planning, disaster recovery, alternative communication outlets, and real-time testing simulations; and
•	Established virtual engagement activities to bring colleagues together through the “Team Building Committee” and “Green Team.”
Supporting our community
Building enduring relationships and continuously renewing our connection with the community through serving others and supporting nonprofits whose aim is to sustainability improve and uplift community members by encouraging our employees to give back where we live and work through volunteering time and making financial donations.
During 2020, we took the following actions to support, build, and improve our community:
•	Increased the financial matching donation made by employees to nonprofits to $500 per person to double the impact of their charitable gifts
•	Increased the financial contribution of employees donations to nonprofits who volunteer their time to $400 per person to double the impact of their volunteer time
•	Made corporate financial donations to San Diego Habitat for Humanity, San Diego COVID-19 Community Response Fund, and San Diego Center for Children
•	Held virtual employee contests with prizes where an employee could choose to donate to a nonprofit of their choice
•
Held virtual employee contests with prizes that supported local businesses, included those focused on minorities, women, disabled veterans, those who identify as LGBTQ, and other underrepresented communities

•
Highlighted locally owned businesses in our monthly employee newsletter, included those focused on minorities, women, disabled veterans, those who identify as LGBTQ, and other underrepresented communities

Realty Income │ 2021 Proxy Statement 7

Proxy Summary

Corporate Governance Highlights
We remain committed to managing the company for the benefit of our stockholders and maintaining good corporate governance practices. We continue to maintain the following corporate governance practices to enhance the company’s reputation for integrity and serving our stockholders responsibly:
Corporate Governance Highlights
✓	All directors are subject to annual election with a majority voting standard in uncontested elections.	✓	Our directors conduct annual self-evaluations and participate in orientation and continuing education programs.
✓	All directors, with the exception of our CEO, are independent, and all Board committee members are independent.	✓	Our directors, officers, and other employees are subject to a Code of Business Ethics.
✓	An Enterprise Risk Management evaluation is conducted annually to identify and assess company risk.	✓	Our directors, officers, and employees are subject to anti-hedging and anti-pledging policies.
✓	Anonymous reporting is available through our whistleblower hotline, which is tested annually and reported quarterly to our Audit Committee or Nominating/Corporate Governance Committee, as appropriate.	✓	Our directors and named executive officers have minimum stock ownership requirements.
✓	Cash and equity incentive compensation is subject to a formal clawback policy.	✓	Our Bylaws permit stockholders to request the calling of a special meeting.
✓	No stockholder rights plan is in effect.	✓	Our Bylaws permit stockholders to propose amendments to our Bylaws.
✓	The restricted stock and restricted stock unit awards for our named executive officers have “double-trigger” acceleration provisions.	✓	Our Bylaws include market-standard proxy access nominating provisions.
✓	Our Board of Directors conducts regular executive sessions of independent directors.	✓	We annually submit our executive compensation to a “say-on-pay” advisory vote by our stockholders.
✓	We have a Chairman of the Board who is separate from and independent of our Chief Executive Officer.	✓	Our Board’s Nominating/Corporate Governance Committee maintains direct oversight of the company’s ESG initiatives.
Environmental, Social and Governance (ESG)
We are committed to conducting our business according to the highest ethical standards. We are dedicated to providing an engaging, inclusive, and safe work environment for our employees, operating our business in an environmentally conscious manner, and upholding our corporate responsibilities as a public company for the benefit of our stakeholders – our shareholders, clients, employees, and community.
In recent years, our ESG efforts have quickly evolved from commitments to action. We continue to focus on how best to institutionalize efforts for a lasting and positive impact. We strive to be a leader in the net lease industry in ESG initiatives.
We believe that our commitment to corporate responsibility, which encompasses ESG principles, is critical to our performance and long-term success, and that we all have a shared responsibility to our community and the planet. That responsibility starts with our workforce and is demonstrated through our commitment to sound governance, our ethical operating behaviors, and responsible practices. Additionally, we formalized our Diversity, Equality, & Inclusion Policy, trained all team members on anti-discrimination, confronting bias in the workplace, driving inclusive conversations, and continue to adhere to our Equal Employer Opportunity Policy. The Nominating/Corporate Governance Committee of our Board of Directors has direct oversight of ESG matters.
8 Realty Income │ 2021 Proxy Statement

Proxy Summary

Our dedicated Sustainability Department drives many of these cross-departmental efforts, and ESG considerations touch all areas of the business at every level. We envision advancements in the coming years as we seek to execute on our strategy, by and on behalf of our internal and external stakeholders, while engaging all levels of our organization in the process.
Relationships with our stakeholders are key to our success. Additionally, our corporate partners help us achieve our mission. Accordingly, we assess ways in which we can generate and sustain value for all stakeholders, which generates long-term value for our stockholders. We believe our dedication to corporate responsibility will foster our ability to grow in a sustainable manner.
Our 2020 Sustainability Report is available in our website’s corporate responsibility section, and we encourage all stakeholders to review this report to understand the significant emphasis we place on these initiatives.
Stockholder Engagement During 2020
We believe engaging with our stockholders on an ongoing basis is important to understand what is important and ensure best practices. In addition to maintaining active communication with stockholders throughout the year, we engage with stockholder governance teams annually in anticipation of each annual meeting of our stockholders.

✓ ✓ ✓
Reached out to stockholders collectively representing approximately 51% of shares outstanding and engaged with stockholders collectively representing approximately 30% of shares outstanding.

Our Board of Directors’ Independent Chairman participated in our stockholder engagement, providing stockholders direct access to our Board of Directors.

Discussed various topics, including environmental, social and governance considerations, executive compensation, board refreshment, composition and structure of our Board, and company culture.
✓ ✓ ✓ ✓
Identified and regularly reported consistent themes from our outreach activities to our Board of Directors.

Considered input provided by our stockholders and our advisors as our Board reviewed and considered enhancements to its governance practices and public disclosures.

Pursuant to action taken by the Board, the Nominating and Corporate Governance Committee oversees the Company’s current and new ESG initiatives and strategies.

Continued to grow our ESG initiatives and enhance disclosure, including through issuing our inaugural Sustainability Report in April 2021.

Realty Income │ 2021 Proxy Statement 9

Proposals
Proposal 1 - Election of Directors
Our Board of Directors currently consists of nine directors who we believe contribute the breadth of knowledge and experience necessary for the advancement of our business strategies and objectives. Based on the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated the following current nine directors for re-election at the Annual Meeting, each to serve until our annual meeting of stockholders in 2022 and until their respective successors have been duly elected and qualified:

(1)	Non-Executive Independent Chairman of the Board of Directors.
For more information regarding our nominees, please see the “Board of Directors and Corporate Governance” section of this Proxy Statement beginning on page 20.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
10 Realty Income │ 2021 Proxy Statement

Proposals

Proposal 3 - Advisory Vote to Approve the Compensation of Our Named Executive Officers
Our Board of Directors has adopted a policy of providing for annual “say-on-pay” advisory votes. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and the executive compensation tables narrative that follow.
In an effort to align the interests of management with those of our stockholders, our compensation program focuses on pay-for-performance principles that are linked to short-term and long-term financial, operational metrics, and relative TSR. Our compensation mix rewards the continued performance of the company, encourages a disciplined approach to management, and maintains focus on the creation of long-term value for our stockholders. We believe this structure is competitive and allows us to attract, motivate, and retain highly qualified executive officers.
In connection with reviewing our compensation program and the 2020 compensation paid to our named executive officers, it is important to consider the company’s performance during 2020 as well as our excellent long-term TSR performance. These performance results are discussed in detail in the “Executive Compensation” section beginning on page 38.
Based on the company’s performance in 2020, our named executive officers were awarded compensation in accordance with our Short-Term Incentive Program (“STIP”) and Long-Term Incentive Program (“LTIP”), in addition to a fixed compensation component. The majority of the compensation awarded under the 2020 STIP and LTIP is at-risk, is not guaranteed and is based on the following performance metrics:

The performance hurdles and weightings for each program are determined by the Compensation Committee in consultation with its independent compensation consultant. This structure effectively links the compensation awarded to our executives to the achievement of the company’s financial and strategic goals. The independent members of our Board of Directors believe that the performance-based structure of our compensation program, as summarized above and detailed in the “Executive Compensation” section beginning on page 38, allows the company to attract and retain talented executives while aligning their interests with the best interests of the company to support long-term value creation for the benefit of stockholders. Unless our Board of Directors modifies its determination on the frequency of future “say-on-pay” advisory votes, the next vote will be held at the annual meeting of stockholders in 2022.
Because this vote is advisory, it is not binding on us or our Board of Directors. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and our Board of Directors and, accordingly, our Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Realty Income │ 2021 Proxy Statement 11

Proposals

Proposal 4 – Approval of the Realty Income Corporation 2021 Incentive Award Plan
Introduction
We are asking you to approve the Realty Income Corporation 2021 Incentive Award Plan (the “2021 Plan”). On March 16, 2021, our Board of Directors adopted, subject to stockholder approval, the 2021 Plan, pursuant to which we may grant equity awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock or cash based awards to members of our Board of Directors, our employees and consultants, and employees and consultants of our subsidiaries.
The 2021 Plan is intended to replace our 2012 Incentive Award Plan (the “2012 Plan”), which will otherwise expire by its terms on March 5, 2022. If the 2021 Plan is approved by our stockholders, the 2012 Plan will terminate as of the date of such approval, and no further awards will be granted under the 2012 Plan; however, the terms and conditions of the 2012 Plan will continue to govern any outstanding awards granted under the 2012 Plan. If the 2021 Plan is not approved, the 2012 Plan will remain in effect and will expire pursuant to its terms on March 5, 2022, after which date no further awards may be granted under the 2012 Plan.
As of March 16, 2021, the date on which our Board of Directors adopted the 2021 Plan, 736,508 shares of our common stock remained available for grant under the 2012 Plan and 479,151 shares of our common stock were subject to outstanding awards under the 2012 Plan, including 224,813 unvested performance awards at target. The 2021 Plan authorizes the issuance of the sum of (1) 8,000,000 shares of our common stock, and (2) any shares subject to outstanding awards under the 2012 Plan which, on or after the effective date of the 2021 Plan, are forfeited or otherwise terminate or expire for any reason without the issuance of shares of common stock and become available for future issuance under the 2021 Plan pursuant to its terms.
The closing price of our common stock on March 16, 2021 was $63.96 per share.
Stockholder Approval
Stockholder approval of the 2021 Plan is necessary in order for the company to satisfy the terms of the 2021 Plan, to meet the stockholder approval requirements of the New York Stock Exchange and to satisfy the stockholder approval requirement under Section 422 of the Code so that the Compensation Committee has the discretion to grant incentive stock options, or ISOs. If the 2021 Plan is not approved by stockholders, the 2021 Plan will not become effective, and the 2012 Plan, will remain in effect. This would limit our ability to grant stock-settled awards in the future.
Background for Determination of the Share Reserve Under the 2021 Plan
We are asking our stockholders to approve the 2021 Plan because we believe that grants of equity incentive awards are important to our continued growth and success. The purpose of the 2021 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors, and consultants, and who are expected to contribute to our success and the achievement of our long-term objectives. We believe that the equity-based awards to be issued under the 2021 Plan will motivate recipients to offer their maximum effort to us and will help focus them on the creation of long-term value consistent with the interests of our stockholders. In addition, we believe we are disciplined in our use of equity incentive awards.
In determining whether to approve the 2021 Plan, our Board of Directors considered the following:
•
In setting the size of the share reserve under the 2021 Plan, our Board of Directors considered the historical amounts of equity awards granted under the 2012 Plan in the past three years. In 2018, 2019 and 2020, equity awards representing a total of approximately 462,203 shares, 221,390 shares, and 250,168 shares, respectively, were granted under the 2012 Plan, for a three-year average burn rate, as adjusted consistent with Institutional Shareholder Services’ burn rate calculation approach, based on

12 Realty Income │ 2021 Proxy Statement

Proposals

grants made between 2018 and 2020, of 0.20%, well below Institutional Shareholder Services’ burn rate cap of 2.00% for the S&P 500 real estate industry (with full-value awards counted as having two times the value of other awards and assuming a volatility rate of 36.6%).
•
The company expects the share authorization under the 2021 Plan to provide enough shares for awards for at least ten years, assuming the company continues to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of its shares and hiring activity during the next few years, and noting that future circumstances may require the company to change its current equity grant practices. The company cannot predict its future equity grant practices, the future price of its shares of common stock or future hiring activity with any degree of certainty at this time, and the share reserve under the 2021 Plan could last for a shorter or longer time.

•
In 2018, 2019 and 2020, the end of year overhang rate was 0.5%, 0.4%, and 0.3%, respectively. If the 2021 Plan is approved by stockholders, the company expects its overhang at the end of 2021 will be approximately 2.1%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

The 2021 Plan will enable us to continue to attract and retain top talent and to align our employees’ rewards with those of our stockholders, while also providing us with the flexibility to implement future equity grant practices.
The material features of the 2021 Plan are summarized below. This description is qualified in its entirety by reference to the 2021 Plan, attached as Appendix B to this Proxy Statement. We intend to register shares available for issuance under the 2021 Plan on a Registration Statement on Form S-8 under the Securities Act of 1933 as soon as is practicable, if we receive stockholder approval.
Material Features of the 2021 Plan
The 2021 Plan authorizes the Compensation Committee of our Board of Directors (or, if our Board of Directors determines, another committee of our Board of Directors) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock or cash based awards within parameters set forth in the 2021 Plan, for the purpose of providing our directors, employees and consultants and the employees and consultants of our subsidiaries equity compensation, incentives and rewards for superior performance. Some of the key features of the 2021 Plan that reflect our commitment to effective management of incentive compensation are as follows:
•
No Repricing or Replacement of Options or Stock Appreciation Rights. The 2021 Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price and (ii) the replacement of an option or stock appreciation right with cash or any other award when the exercise price per share of the option or stock appreciation right exceeds the fair market value of underlying shares.

•
Share Counting. The 2021 Plan provides that the following shares may not be reused for additional grants under the 2021 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.

•	Independent Administration. The Compensation Committee, which consists of only independent directors, will administer the 2021 Plan except with respect to awards granted to non-employee directors.
•
Claw-Back. The 2021 Plan provides that all awards granted pursuant to the 2021 Plan will be subject to the provisions of our claw-back policy and any claw-back policy that we may implement in the future to the extent set forth therein or in an applicable award agreement.

•
Director Compensation Limits. The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year (the “director limit”) may not exceed $1,000,000 (subject to limited exceptions).

•	No Discounted Awards. The 2021 Plan provides that stock options and stock appreciation rights must be granted at not less than 100% of fair market value on the date of grant.
Realty Income │ 2021 Proxy Statement 13

Proposals

Summary of the 2021 Plan
Eligibility and Administration. Our employees, consultants and directors, and employees, consultants and other service providers of our subsidiaries are eligible to receive awards under the 2021 Plan. As of March 15, 2021, approximately 225 employees, no consultants and eight non-employee directors are eligible to receive awards under the 2021 Plan; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements. The plan administrator has the authority to select from among eligible individuals those to whom awards will be granted.
The 2021 Plan will be administered by the Compensation Committee of our Board of Directors, provided, however, that our Board of Directors will administer the 2021 Plan with respect to awards granted to our non-employee directors, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under the 2021 Plan, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2021 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2021 Plan, including any vesting conditions.
Limitation on Awards and Shares Available. An aggregate of 8,000,000 shares of our common stock are available for issuance under awards granted pursuant to the 2021 Plan, which shares may be authorized but unissued shares, or shares purchased in the open market. If the 2021 Plan is approved, we will cease to grant awards under the 2012 Plan, however awards previously granted under the 2012 Plan will remain outstanding, subject to the terms of the 2012 Plan.
If an award under the 2021 Plan or the 2012 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (ii) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the stock appreciation right on its exercise; and (iii) shares purchased on the open market with the cash proceeds from the exercise of options. The payment of a dividend equivalent in cash in conjunction with any outstanding award will not reduce the shares available for issuance under the 2021 Plan.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan, except that shares acquired by exercise of substitute incentive stock options will count against the maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2021 Plan. In addition, shares available under certain pre-existing plans of an acquired company may be used for awards under the 2021 Plan and will not reduce the shares authorized for issuance under the 2021 Plan, provided that awards using such available shares may not be made after the date awards could have been made under the pre-existing plan and may only be made to individuals who were not our employees or directors prior to the acquisition.
The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year (the “director limit”) may not exceed $1,000,000 (subject to exceptions for individual non-employee directors in extraordinary circumstances).
Subject to certain adjustments in accordance with the 2021 Plan, the maximum aggregate number of shares of our common stock that may be granted to any one person in respect of one or more awards may not exceed 3,200,000 and the maximum aggregate amount of cash that may be paid during any calendar year in respect of one or more awards may not exceed $10,000,000. In addition, no more than 8,000,000 shares may be issued pursuant to the exercise of incentive stock options under the 2021 Plan.
Awards. The 2021 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units,
14 Realty Income │ 2021 Proxy Statement

Proposals

or RSUs, dividend equivalents, and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by an award agreement, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders) and the term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions may apply to stock options and may include continued service, performance and/or other conditions as set forth in the applicable award agreement.

•
SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant and the term of a SAR may not be longer than ten years. Vesting conditions may apply to SARs and may include continued service, performance and/or other conditions as set forth in the applicable award agreement.

•
Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as set forth in the applicable award agreement.

•
Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted in tandem with awards of restricted stock units. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or shares and may be subject to the same restrictions on transferability and forfeitability as the restricted stock units with respect to which the dividend equivalents are granted.

Performance Awards. Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria set forth in the applicable award agreement, which may or may not be objectively determinable. Performance criteria upon which performance goals are established may include but are not limited to: (1) the attainment by a share of a specified fair market value for a specified period of time; (2) book value per share; (3) earnings per share; (4) return on assets; (5) return on equity; (6) return on investments; (7) return on invested capital; (8) total stockholder return; (9) earnings or net income of the company before or after taxes and/or interest; (10) earnings before interest, taxes, depreciation and amortization; (11) revenues; (12) market share; (13) cash flow or cost reduction; (14) interest expense after taxes; (15) economic value created; (16) improvements in capital structure; (17) gross margin; (18) operating margin; (19) net cash provided by operations; (20) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in
Realty Income │ 2021 Proxy Statement 15

Proposals

lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, working capital, goals relating to acquisitions or divestitures, net sales or closings, inventory control, inventory, implementation or completion of critical projects, or economic value; (21) adjusted earnings or loss per share; (22) certain financial ratios (including those measuring liquidity, activity, profitability or leverage); (23) debt levels, covenants, ratios or reductions; (24) financing and other capital-raising transactions; (25) year-end cash; (26) investment sourcing activity; (27) environmental, social and governance initiatives; (28) marketing initiatives; or (29) any combination of the foregoing, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Compensation Committee may provide for the exclusion of the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including, without limitation, non-recurring charges or events, acquisitions or divestitures, changes in the corporate or capital structure, events unrelated to the business or outside of the control of management, foreign exchange considerations, and legal, regulatory, tax or accounting changes.
Non-Employee Director Awards. During the term of the 2021 Plan, commencing with our 2021 annual stockholders meeting, each person who is a non-employee director of the company as of the date of each such meeting will, on the date of such meeting, receive a grant of 4,000 shares of restricted stock (the “Annual Grant”). Each person who first becomes a non-employee director of the company on a date other than the date of an annual stockholders meeting of the company following the effective date of the 2021 Plan, will, upon his or her commencement of service as a non-employee director, receive a grant of 4,000 shares of restricted stock (an “Initial Grant”). Each Annual Grant and Initial Grant will be subject to the director limit described above and will vest based on the applicable director’s years of service as of the date of grant, in each case subject to the applicable director’s continued service on the applicable vesting date, as follows:
•
Shares of restricted stock granted to non-employee directors with fewer than six years of service will vest as to one-third of the restricted shares subject to the award on each of the first three anniversaries of the applicable grant date.

•
Shares of restricted stock granted to non-employee directors with at least six, but fewer than seven, years of service will vest as to one-half of the restricted shares subject to the award on each of the first two anniversaries of the applicable grant date.

•	Shares of restricted stock granted to non-employee directors with at least seven, but fewer than eight, years of service will vest in full on the first anniversary of the applicable grant date.
•	Shares of restricted stock granted to non-employee directors with eight or more years of service will be fully vested as of the grant date.
If the 2021 Plan is approved by our stockholders, the restricted stock awards granted to non-employee directors as described above will be in lieu of all future awards to non-employee directors under the 2012 Plan.
Certain Transactions. The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards.
In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity does not continue, convert, assume or replace outstanding awards, all such awards will become fully vested and exercisable in connection with the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Amendments to Awards; No Repricing. The plan administrator may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action will generally be required unless the action does not materially and adversely affect the participant’s rights under the award, or the change is otherwise permitted under the 2021 Plan. Notwithstanding the foregoing, except in connection with certain changes in our capital structure, the plan administrator may not, without the approval of our stockholders, reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash,
16 Realty Income │ 2021 Proxy Statement

Proposals

options, SARs, or other awards when the option or SAR price per share exceeds the fair market value of the underlying shares.
Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to comply with applicable law to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions (including shares retained from the award creating the obligation), a “market sell order” or such other consideration as it deems suitable.
Effectiveness, Plan Amendment and Termination. The 2021 Plan will become effective on the date on which our stockholders approve the 2021 Plan and will remain in effect until terminated by our Board of Directors. Our Board of Directors generally may amend or terminate the 2021 Plan at any time, and will obtain stockholder approval of any amendment to the extent necessary to comply with applicable law or the 2021 Plan. No incentive stock option may be granted pursuant to the 2021 Plan after the tenth anniversary of the earlier of (i) the date on which our Board of Directors adopted the 2021 Plan or (ii) the date our stockholders approved the 2021 Plan.
Certain Material U.S. Federal Income Tax Consequences
The following is a brief description of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary discusses the general federal income tax principles that may apply to awards and is provided only for general information only. It is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to the company. Upon the exercise of a non-qualified stock option, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the participant’s ordinary income and we will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.
Incentive Stock Options. A participant will not be subject to regular income tax at the time an incentive stock option is granted or exercised, and no tax deduction will then be available to the company; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the incentive stock option over the exercise price. Upon disposition of the shares acquired upon exercise of an incentive stock option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by us at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the incentive stock option is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.
We are not entitled to a tax deduction upon either the exercise of an incentive stock option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Realty Income │ 2021 Proxy Statement 17

Proposals

Other Grants. The current federal income tax consequences of other grants authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse; restricted stock units, dividend equivalents, unrestricted stock and performance awards are generally subject to taxation at the time of payment. Compensation otherwise effectively deferred is taxed when paid (other than employment taxes which are generally owed at the time such compensation is deferred or vested). In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.
Section 162(m) of the Internal Revenue Code. Section 162(m) generally places a $1,000,000 annual limit on a publicly held corporation’s tax deduction for compensation paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act, this limit did not apply to compensation that satisfied the applicable requirements for the “qualified performance-based compensation” exception to the Section 162(m) deductibility limitation. However, under the Tax Cuts and Jobs Act enacted in 2017, effective for tax years commencing after December 31, 2017, the performance-based compensation exception, and our ability to rely on this exception, were eliminated (other than with respect to certain grandfathered arrangements in effect on November 2, 2017), and the limitation on deductibility generally was expanded to include all named executive officers.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result of the company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the company.
Section 280G of the Internal Revenue Code. If awards under the 2021 Plan are granted, vest or are paid contingent on a change in control or a subsequent termination of employment, some or all of the value of the award may be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would result in the imposition of a 20 percent federal excise tax on the recipients of the excess parachute payments and a loss of our deduction for the excess parachute payments.
Section 409A of the Internal Revenue Code. Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2012 Plan and awards granted under the 2012 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2012 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Other than with respect to awards to non-employee directors (as described above), because grants under the 2021 Plan are generally within the discretion of the plan administrator, it is not possible to determine the future grants that will be made under the 2021 Plan.
18 Realty Income │ 2021 Proxy Statement

Proposals

As described above, pursuant to the 2021 Plan, each of our non-employee directors is entitled to receive an annual equity grant in the form of 4,000 shares of restricted stock. The table below sets forth the number of shares that all non-employee directors as a group are expected to receive in 2021 pursuant to the 2021 Plan. If our stockholders do not approve the 2021 Plan, we expect that sufficient shares will remain available for our non-employee director grants at the Annual Meeting under the 2012 Plan.
NAMED EXECUTIVE OFFICERS	DOLLAR VALUE	NUMBER OF UNITS
Sumit Roy
Michael R. Pfeiffer
Christie B. Kelly
Neil M. Abraham
Mark E. Hagan
Sean P. Nugent
All current executive officers, as a group
All current non-executive officer directors, as a group	(1)	36,000(2)
All non-executive officer employees as a group
(1)	The dollar value of the shares of restricted stock to be granted to non-employee directors on the date of the 2021 Annual Meeting of Stockholders is not determinable at this time.
(2)
Includes 4,000 shares expected to be granted to each of the eight non-employee directors on the date of the 2021 Annual Meeting of Stockholders and an additional 4,000 shares for a director expected to be elected before December 31, 2021 to replace Christie Kelly, who resigned from the Board of Directors during January 2021 to become Chief Financial Officer of the company.

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE REALTY INCOME CORPORATION 2021 INCENTIVE AWARD PLAN.
Realty Income │ 2021 Proxy Statement 19

Board of Directors and Corporate Governance
Director Nominees
The Board of Directors has nominated the following nine current directors, identified below, for re-election at the Annual Meeting, each to serve for a one-year term expiring at our annual meeting of stockholders in 2022, and until their respective successors are duly elected and qualified. The information presented below highlights each director nominee’s specific experience, qualifications, attributes, and skills that led our Board of Directors to the conclusion that he or she should serve as a director. We believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. We also value the additional perspective that comes from serving on other companies’ boards of directors and board committees. We continue to review the composition of the Board of Directors in an effort to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in various areas.

Kathleen R. Allen, Ph.D. Age: 75 Director Since: 2000 Committees: Audit Independent: Yes	Experience

Kathleen R. Allen, Ph.D. is Professor Emerita at the Marshall School of Business and the founding director of the Center for Technology Commercialization at the University of Southern California (1991-2016). She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies. She was a Visiting Scholar at the Department of Homeland Security, where she advised on issues related to technology deployment, including cybersecurity. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.

Qualifications

As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills. With her years of experience in risk management in the areas of business models, investment opportunities, and technology, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

20 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

A. Larry Chapman Age: 74 Director Since: 2012 Committees: Audit Independent: Yes	Experience

A. Larry Chapman is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee. Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office. In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co. The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989. He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993. Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis. Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, past governor and trustee of the Urban Land Institute, former member of the National Association of Real Estate Investment Trusts (Nareit), and member and past trustee of the International Council of Shopping Centers (ICSC). He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Qualifications

Mr. Chapman’s financial acumen and extensive commercial real estate experience across many industries and tenant types provide valuable insight and expertise to the Board of Directors and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Reginald H. Gilyard Age: 57 Director Since: 2018 Committees: Nominating/Corporate Governance (Chair) Independent: Yes	Experience

Reginald H. Gilyard is a Senior Advisor at the Boston Consulting Group, Inc. (BCG) where he is a recognized leader in strategy development and execution (2017-present). Prior to this role, Mr. Gilyard served as Dean of the Argyros School of Business and Economics at Chapman University (2012-2017). Under Mr. Gilyard’s leadership, the school significantly increased its national rankings at the undergraduate and graduate levels. Prior to joining Chapman University, Mr. Gilyard served as Partner and Managing Director at BCG where he led national and multi-national engagements with large corporations in strategy, M&A, and business transformation (1996-2012). Prior to BCG, Mr. Gilyard served nine years in the U.S. Air Force as a Program Manager, and was then promoted to Major in the U.S. Air Force Reserves where he served for an additional three years. Mr. Gilyard currently serves on the board of directors of First American Financial Corporation (NYSE:FAF) (2017-present), and CBRE Group Inc. (NYSE: CBRE) (2018-present), and is the Board Chair for Pacific Charter School Development, a 501(c)(3) real estate development company serving low-income families in urban centers across the United States.

Qualifications

Mr. Gilyard offers valuable knowledge regarding strategy development and execution, having worked with management teams and boards to develop and implement successful strategies for over 20 years. His extensive consulting experience includes leading national and multi-national strategic engagements, pre-and post-M&A activity, and business transformation. Mr. Gilyard’s skill set and experience in a broad array of industries allow him to provide diverse and valuable perspectives to our Board of Directors.

Realty Income │ 2021 Proxy Statement 21

Board of Directors and Corporate Governance

Priya Cherian Huskins Age: 49 Director Since: 2007 Committees: Compensation (Chair) and Nominating/Corporate Governance Independent: Yes	Experience

Priya Cherian Huskins is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present). Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003). She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, and the board of directors of Woodruff-Sawyer & Co. since 2016, as well as NMI Holdings, Inc. and Anzu SPAC 1 since 2021. She previously served on the board of directors of the Silicon Valley Directors’ Exchange (SVDX) (2013-2018), and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).

Qualifications

With her background in law, insurance, and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy. In addition, she brings experience regarding corporate governance matters, including compensation best practices, and ways that corporate governance can enhance stockholder value. Ms. Huskins’ experience makes her a valuable member of a well-rounded Board of Directors.

Gerardo I. Lopez Age: 61 Director Since: 2018 Committees: Compensation Independent: Yes	Experience

Gerardo I. Lopez is currently an Operating Partner and Head of the Operating Group for Softbank Investment Advisers (December 2018-present). Prior to this role, Mr. Lopez was an Operating Partner at High Bluff Capital Partners, a private equity firm focused on investing in consumer-facing companies, and Executive Chairman of Quiznos, Inc. which is privately owned by High Bluff Capital Partners (June 2018 – December 2018). Previously, Mr. Lopez served as President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (paired together as NYSE: STAY), the largest owner/operator of company-branded hotels in North America (2015-2017). Mr. Lopez also served as President and Chief Executive Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC), the top global theater operator, where he led the reinvention of the customer theater experience (2009-2015). Prior to AMC, Mr. Lopez held various positions, including Executive Vice President of Starbucks Coffee Company (NASDAQ: SBUX) and President of its Global Consumer Products, Seattle’s Best Coffee and Foodservice division (2004-2009), and President of the Handleman Entertainment Resources division of Handleman Company (2001-2004). Mr. Lopez has also held a variety of executive management positions with International Home Foods (1997-2000), PepsiCo, Inc. (NYSE: PEP) (1986-1996), and the Procter & Gamble Company (NYSE: PG) (1983-1986). Mr. Lopez currently serves on the board of directors of CBRE Group, Inc. (NYSE: CBRE) (2015-present), Newell Brands (NYSE: NWL) (2018-present) and OYO Hotels (2020-present).

Qualifications

Mr. Lopez brings extensive operational and leadership knowledge through serving as a senior executive at entertainment, hospitality, and consumer products companies. He has over 36 years of experience in marketing, sales and operations, and management of public and private companies, particularly across consumer-focused industries. Mr. Lopez adds real estate expertise and diverse board experience as an independent board member of private and public companies. The depth and breadth of his operational knowledge and leadership experience across various industries makes him a valuable contributor to our Board of Directors.

22 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

Michael D. McKee Age: 75 Director Since: 1994 Non-Executive Chairman Since: 2012 Committees: Compensation and Nominating/Corporate Governance Independent: Yes	Experience

Michael D. McKee is a Principal at The Contrarian Group (March 2018-present). Mr. McKee previously served as Executive Chairman of HCP, Inc. (now Healthpeak Properties; NYSE: PEAK) (May 2016-February 2018), Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-April 2016), and was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as its Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999). Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions, Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (1987-2018), Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), Seattle Pacific University (2017-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).

Qualifications

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to REITs. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin Age: 61 Director Since: 2007 Committees: Audit and Compensation Independent: Yes	Experience

Since 2018, Gregory T. McLaughlin has served in a dual role as the Chief Executive Officer of the PGA TOUR First Tee Foundation, a subsidiary of the PGA TOUR, and the World Golf Hall of Fame. Under Mr. McLaughlin's leadership, the First Tee Foundation and World Golf Hall of Fame have grown in global prominence to become among the world's top golf organizations. Most importantly, Mr. McLaughlin has served as a vital ambassador and spokesperson for the game of golf throughout the U.S. and abroad. Previously, Mr. McLaughlin served as the President of the PGA TOUR Champions and an Executive Vice President of the PGA TOUR (2014 – 2018). Prior to joining the PGA TOUR, Mr. McLaughlin served as the President and Chief Executive Officer of TGR Live and Tiger Woods Foundation in Irvine, California (1999 – 2014), the Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation in Glenview Illinois (1993 – 1999), and the Vice President of Business Development of the Los Angeles Junior Chamber of Commerce in Los Angeles, California (1988 – 1993). Mr. McLaughlin currently serves on the Executive Committee of the PGA TOUR and formerly served on the board of directors of Nielsen Sports (2012 – 2014). Mr. McLaughlin holds a Juris Doctorate degree from Chicago-Kent School of Law and a Bachelor of Science degree in Economics from The Ohio State University.

Qualifications

As a result of his extensive experience working in golf, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business, finance, human resources and legal matters. Mr. McLaughlin’s robust experience includes tax-exempt financing, business development, capital raising, and program development Additionally, his leadership skills in managing a variety of different organizations bring financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valued member of the Board of Directors.

Realty Income │ 2021 Proxy Statement 23

Board of Directors and Corporate Governance

Ronald L. Merriman Age: 76 Director Since: 2005 Committees: Audit (Chair) and Nominating/Corporate Governance Independent: Yes	Experience

Ronald L. Merriman is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997). At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee. More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000) and President of Ambassador Performance Group, Inc. (1997-1999). Mr. Merriman serves on the board of directors of nVent Electric plc (NYSE: NVT) (2018-present) and serves as the chairman of its audit and finance committee. Mr. Merriman served on the board of directors of Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-2018), and was the chairman of its audit committee. Mr. Merriman formerly served as the chairman of the audit committee and was a member of the compensation committee of Haemonetics Corporation (NYSE: HAE) (2005-2017). Mr. Merriman served on the board of directors of Aircastle Limited (NYSE: AYR) (2006-2020) and served as the chairman of its audit committee (2006-2020) and was a member of the nomination and governance committee (2012-2020).

Qualifications

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various global issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex global financial issues makes him a skilled member of the Board of Directors.

Sumit Roy Age: 51 Director Since: 2018 Committees: None Independent: No	Experience

Mr. Roy has been our Chief Executive Officer since October 2018, and our President since November 2015. Mr. Roy served as Executive Vice President, Chief Operating Officer from October 2014 to October 2018, and as Chief Investment Officer from October 2013 to November 2015. Prior to that, Mr. Roy served as Executive Vice President, Acquisitions from March 2013 to October 2013, after being promoted from his prior role as Senior Vice President, Acquisitions from September 2011 to February 2013. Prior to joining us in September 2011, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure for UBS Investment Bank. Mr. Roy has also held positions at Merrill Lynch, and at Cap Gemini Ernst & Young LLP. Mr. Roy currently serves on the Advisory Board of Governors for the National Association of Real Estate Investment Trusts (Nareit).

Qualifications

Mr. Roy brings a deep understanding of financial strategy, real estate, and REITs through his experience in the financial and real estate industries. Additionally, he provides insight regarding strategic planning and execution through his consulting and advisory experience. His extensive knowledge of the company’s investments and operations across all areas of the business makes him a valuable contributor to our Board of Directors.

24 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

Committees of the Board
Our Board has three standing committees that perform certain delegated functions of the Board: the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. Each committee is composed entirely of independent directors within the meaning of our director independence standards, of our Corporate Governance Guidelines, which reflect the NYSE director independence standards and the audit committee requirements of the SEC.
The following table provides a summary of the selected areas of Board and committee oversight in 2020:

Each committee operates under a written charter, all of which were reviewed by their respective committees during 2020. Our Nominating/Corporate Governance Committee updated its charter in February 2021, and our Compensation Committee also updated its charter in February 2020. Our Board may, from time to time, establish certain other committees to facilitate oversight over the management of the company. The charters of each of our standing committees are available on our company’s website: www.realtyincome.com/investors/corporate-governance/board-committees.
Realty Income │ 2021 Proxy Statement 25

Board of Directors and Corporate Governance

AUDIT COMMITTEE
Responsibilities
Members: Ronald L. Merriman (Chair) Kathleen R. Allen, Ph.D. A. Larry Chapman Christie B. Kelly* Gregory T. McLaughlin Independent: All Meetings in 2020: 8	⯀	Oversee compliance with legal and regulatory requirements;
	⯀	Oversee the integrity of our financial statements;
⯀
Provide assistance to our Board of Directors in its oversight of cybersecurity, information technology, and other data privacy risks, and enterprise-level risks that may effect our financial statements, operations, business continuity and reputation;

	⯀	Provide assistance to our Board of Directors in its oversight of our guidelines and policies with respect to enterprise risk management;
	⯀	Appoint, retain, and oversee our independent registered public accounting firm, approve any special assignments given to the independent registered public accounting firm, and review:
		•	The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;
		•	The independence and qualifications of the independent registered public accounting firm;
		•	The compensation of the independent registered public accounting firm;
		•	The performance of our internal audit function;
		•	Critical audit matters of the company; and
		•	Any significant proposed accounting changes.

Our Board of Directors has determined that Messrs. Merriman, Chapman and McLaughlin, and Dr. Allen qualify, and that Ms. Kelly qualified during her tenure as audit committee financial experts, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE and meet the SEC independence requirements for audit committee membership.

*Christie B. Kelly resigned from our Board of Directors upon her appointment as our Executive Vice President, Chief Financial Officer and Treasurer in January 2021.

26 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

COMPENSATION COMMITTEE
Responsibilities
Members: Priya Cherian Huskins (Chair) Gerardo I. Lopez Michael D. McKee Gregory T. McLaughlin Independent: All Meetings in 2020: 8	⯀	Review and approve remuneration levels for our executive officers;
	⯀	Review significant employee benefits programs;
	⯀	Establish and administer executive compensation programs;
	⯀	Conduct an annual review of our compensation philosophy and incentive programs to ensure they reflect the company’s risk management philosophies, policies and processes;
⯀
Conduct an annual review of and approve the goals and objectives relating to the compensation of the CEO, including a performance evaluation based on such goals and objectives to help determine and approve his compensation;

	⯀	Review and approve all executive officers’ severance arrangements as applicable;
	⯀	Manage and annually review executive officer short-term and long-term incentive compensation;
	⯀	Set performance metrics under all short-term and long-term incentive compensation plans as appropriate; and
	⯀	Review the compensation of members of our Board of Directors.

Our Board of Directors has determined that all of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, and the NYSE director independence standards (including those applicable to Compensation Committee members), and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee to the extent permitted by applicable law.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE
Responsibilities
Members: Reginald H. Gilyard (Chair) Priya Cherian Huskins Michael D. McKee Ronald L. Merriman Independent: All Meetings in 2020: 4	⯀	Provide counsel to our Board of Directors on a broad range of issues concerning the composition and operation of the Board of Directors;
	⯀	Develop and review the qualifications and competencies required for membership on our Board of Directors;
	⯀	Review and interview qualified candidates to serve on our Board of Directors;
	⯀	Oversee the structure, membership, and rotation of the committees of our Board of Directors;
	⯀	Oversee environmental, social, and governance issues;
	⯀	Assess the effectiveness of the Board of Directors and executive management;
	⯀	Oversee succession planning for our executive management;
	⯀	Review and consider developments in corporate governance to ensure that best practices are being followed; and
	⯀	Board refreshment.

As part of these responsibilities, the Nominating/Corporate Governance Committee annually solicits input from each member of the Board of Directors to review the effectiveness of its operation and all committees thereof. The review consists of an assessment of its governance and operating practices, which includes our Corporate Governance Guidelines that, as more fully described below, govern the operation of the Board of Directors.

Realty Income │ 2021 Proxy Statement 27

Board of Directors and Corporate Governance

Corporate Governance
We believe a company’s reputation for integrity and serving its stockholders responsibly is of critical importance. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.
Corporate Governance Guidelines
Our company maintains Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and set forth expectations as to how the Board of Directors should operate. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board meetings, Board committees, management succession, evaluation and compensation of key executive officers (which includes all named executive officers), expectations of directors, and information regarding the annual performance evaluation of the Board of Directors. A current copy is available on our company’s website at www.realtyincome.com/investors/corporate-governance.
Code of Business Ethics
We maintain a Code of Business Ethics that applies to our directors, officers, and other employees, and addresses items such as (i) our policy on political contributions, (ii) disclosures and financial reporting, and (iii) protection and use of company assets. The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of ethical behavior. We conduct annual training with our employees regarding ethical behavior and require all employees to acknowledge the terms of,

Whistleblower Policy

Our Board of Directors oversees the company’s “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing.

and abide by, our Code of Business Ethics. The full text of our Code of Business Ethics is available on our company’s website at www.realtyincome.com/investors/corporate-governance. We intend to disclose any future amendments to, or waivers of, certain provisions of our Code of Business Ethics applicable to our officers and directors on our website, within five business days following such amendment or waiver, or as otherwise required by the SEC or the NYSE.

Anti-Hedging and Anti-Pledging Policies
To ensure proper alignment with our stockholders, we have established policies that prohibit our directors, officers, other employees, and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit our directors, officers, employees, and their family members from engaging in transactions using derivative securities, short selling our securities, trading in any puts, calls or covered calls, writing purchase or call options and short sales, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members are not permitted to hold our securities in a “margin account” nor are they permitted to pledge any of our securities for any loans or indebtedness.
Clawback Policy
Our Board of Directors has voluntarily adopted a formal clawback policy that applies to certain outstanding compensation awards and will apply to future awards. Our clawback policy provides that the company may recover certain cash and/or equity-based incentive compensation paid or granted to an executive officer during the three-year period preceding a “triggering event.” A “triggering event” includes:
(i)
a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any named executive officer, and/or

28 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

(ii)
a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.

The requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board of Directors has actively taken steps to evaluate restating the company’s financial statements or its operating results, or recalculating other associated metrics prior to the end of the fifth year following the year in question. The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct. As applicable SEC regulations are adopted, we will reassess our clawback policy and implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.
Company Culture and Employees
We put great effort into cultivating an inclusive company culture. We are one team, and together we are committed to providing an engaging work environment centered on our values of integrity, transparency, respect, and humility. We hire talented employees with diverse backgrounds and perspectives and work to provide an environment with regular open communication where capable team members have fulfilling careers and are encouraged to engage with and make a positive impact with business partners and in the communities in which we operate. We invest in our employees’ development and training, providing access to online learning, a mentorship program, professional development opportunities and a leadership development program.
Stockholder Engagement
During 2020, we continued to engage and interact with our stockholders through various means of communication, including virtual meetings and conferences, phone calls and emails. We believe engaging with our stockholders on an ongoing basis is important to understand what is important to them and ensure best practices.
Our outreach efforts for the 2021 proxy season included (i) reaching out to and (ii) holding engagement calls with the governance teams and/or portfolio management teams of our stockholders representing approximately 51% and 30% of our outstanding shares of common stock as of September 30, 2020, respectively. In addition to our internal engagement team, our Board’s Non-Executive Independent Chairman, Michael D. McKee, participated in certain of our calls, which provided stockholders direct access to the Board of Directors. During our conversations with stockholders, we discussed various topics, including:
•	Environmental, social, and governance considerations;
•	Diversity, equality and inclusion;
•	Executive compensation;
•	Board refreshment;
•	Board composition and structure; and
•	Company culture.
We report the details of our conversations and communication with stockholders to our Nominating/Corporate Governance Committee, Compensation Committee, and Board of Directors. This dialogue allows our Directors to hear what is most important to our stockholders and share perspectives on our compensation and governance processes. The Board of Directors considers the input provided by our stockholders and our advisors as it reviews and considers enhancements to its processes and disclosures.
While we believe that stockholders have been satisfied with the company’s current programs, the Board of Directors considers stockholder feedback and responds in the best interests of the company.
Director Selection Process
Director Qualifications
Director qualifications are determined by what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors. The Nominating/Corporate Governance Committee seeks to include on our Board of Directors a complementary mix of professionals with the following qualities, skills, and attributes:
•	Business and professional background;
•	Diversity in background, expertise, perspectives, and thought;
Realty Income │ 2021 Proxy Statement 29

Board of Directors and Corporate Governance

•	History of leadership or contributions to other organizations;
•	Functional skill set and expertise;
•
General understanding of marketing, finance, accounting, corporate governance, federal securities and other relevant laws and regulations, international experience, and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	Experience as a member of the board of directors of another publicly-held company;
•	Commitment to devoting the time and effort necessary to be a responsible and productive member of the Board of Directors; and
•	Ability to perpetuate the success of the business and represent stakeholder interests through the exercise of sound business judgment.
Identifying and Evaluating Nominees for Directors
Our Corporate Governance Guidelines set forth the process by which our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors. The Nominating/Corporate Governance Committee first evaluates the current members of our Board of Directors to identify nominees for directors. Current members who are willing to continue service and who have qualifications and skills that are generally consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are generally re-nominated.
As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of executive management for their recommendations. The Nominating/Corporate Governance Committee has discretion to retain a search firm to assist with identifying new candidates for membership on our Board of Directors if deemed appropriate. An initial slate of candidates will be presented to the Chair of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders are subject to the same criteria as candidates nominated by the Nominating/Corporate Governance Committee and will be considered accordingly.
Board Refreshment
Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition and the exercise of sound business judgment in discharging the Board’s responsibilities in accordance with evolving standards and practices. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity. Throughout 2020 we maintained a diverse Board of Directors, of which 30% identified as female and 40% were from underrepresented communities. The Nominating/Corporate Governance Committee aspires to obtain a desired mix of skills, experience, and diversity relevant to the company’s strategic direction and operations while leveraging the deep institutional knowledge and valuable insight associated with the Board’s more tenured directors. Our focus is to have a board that continues to deliver a high standard of performance and governance expected by investors.
30 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

(1)
We define underrepresented communities in accordance with California Assembly Bill No. 979 as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.” We have captured individuals who self-identify as South Asian or Indian under the “Asian” category.

Stockholder Recommendations
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by our stockholders. The stockholder must submit proof of Realty Income stock ownership along with a detailed résumé of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors. The stockholder must also demonstrate how the candidate satisfies our Board of Directors’ criteria and provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement, as well as our Bylaws. The consent of the candidate must be included along with a description of any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. All communications are to be directed to the Chair of the Nominating/Corporate Governance Committee and sent to the address noted under “Communications with the Board” in this Proxy Statement on page 33.
A stockholder desiring to recommend a candidate for consideration by the Nominating/Corporate Governance Committee must deliver the recommendation along with the information noted above between November 2, 2021 and December 2, 2021 (not more than 150 days nor less than 120 days prior to the first anniversary of the date the company’s Proxy Statement is released to stockholders for the previous year’s annual meeting of stockholders) in order to be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for our 2022 Annual Meeting” in this Proxy Statement on page 79. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.
Proxy Access
The company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of our Bylaws. We have adopted a proxy access right for stockholders, pursuant to which an eligible stockholder, or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years, may nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors up for election as of the last day in which a proxy access nomination may be submitted under our Bylaws, for inclusion in our proxy materials, subject to complying with the requirements contained in Article III, Section 15 of our Bylaws.
Board Independence
Our Board of Directors has determined that each of our current directors, except for Mr. Roy, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards, which mirror NYSE independence requirements, in determining whether a relationship is material and thus would disqualify a director from being independent.
Realty Income │ 2021 Proxy Statement 31

Board of Directors and Corporate Governance

Non-Executive Independent Chairman of the Board
The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Non-Executive Chairman of the Board of Directors and CEO have been separate in recognition of the differences between the two roles. Mr. McKee serves as our Non-Executive Chairman of the Board of Directors and presides as lead independent director, while Mr. Roy serves as our CEO. The Board of Directors believes this is the most appropriate structure because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Messrs. McKee and Roy. In addition, separating the roles of Non-Executive Chairman and CEO allows our Non-Executive Chairman to serve as a liaison between the Board of Directors and executive management, while providing our CEO with the flexibility and focus needed to oversee our operations.
Board Role in Risk Oversight
Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing our company, which included the impact of COVID-19 during 2020. The Board of Directors reviews and oversees our enterprise risk management (ERM) program, which is a company-wide program designed to effectively and efficiently identify and assess management’s visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making. The ERM program does this by clearly defining risks facing the company and bringing together executive management to discuss these risks. This promotes visibility and constructive dialogue around risk at the executive management and Board levels, and facilitates appropriate risk response strategies. Throughout the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that face our business.
While the Board oversees the overall risk management process for the Company, each of the Board's committees also assists the Board in this oversight with respect to the following risks:
•
The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting procedures, focusing on internal controls, as well as key credit risks, liquidity risks, cybersecurity risks, information technology risks, data privacy risks, market risks and compliance, and the guidelines, policies and procedures for monitoring and mitigating those risks and discuss major enterprise-level risk exposures;

•	The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions; and
•	The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions.
By assigning such responsibilities, the Board of Directors believes it can more effectively identify and address risk. Throughout the year, the Board of Directors, and each of the Board’s committees review and discuss specific risk topics in significant detail in their respective meetings. Given the importance of the CEO to the success of the company and generation of stockholder value, the Board of Directors ensures that the company is developing and nurturing a pipeline of senior talent, including one or more individuals capable of becoming the CEO.
Compensation Risk Assessment
The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs for all employees, including our named executive officers, encourage desirable behavior as it relates to our long-term growth, and reflect our risk management philosophies, policies and processes.
Named Executive Officers and Executive Vice Presidents. The total compensation is established after the Compensation Committee determines the appropriate performance metrics to best align the interests of management with the best interests of the company. The Short-Term Incentive Program metrics are based on financial, operational, and individual performance goals. The Long-Term Incentive Program metrics are primarily based on our TSR performance relative to our peers, and a value creation goal, and secondarily based on financial and operational goals. In addition, as previously discussed, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.
32 Realty Income │ 2021 Proxy Statement

Board of Directors and Corporate Governance

All Other Employees. Other officer and non-officer employee compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that could threaten long-term value creation. Management monitors the cash and equity incentive awards made to our employees and reviews those awards in light of the potential risks relative to the control environment, each respective employee’s responsibilities, and the general policies and procedures of our company. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock and restricted stock unit awards, thereby giving employees additional incentives to protect and align with long-term value creation. Based on its evaluation, the Compensation Committee does not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on our company.
Meetings and Attendance
Our Board of Directors met 14 times during 2020. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were members of our Board of Directors, and (ii) the total number of meetings of the Committees of our Board of Directors on which such directors served during the period he or she served. Although we have no policy with regard to attendance of our directors at our annual meeting of stockholders, it is customary for, and we expect, all directors to attend. All members of our Board of Directors attended our 2020 annual meeting of stockholders.
To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings unless, under certain circumstances, management is invited. As the Non-Executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the five executive sessions held during 2020.
Communications with the Board
Stockholders and other interested parties may communicate with the Non-Executive Chairman of our Board of Directors or with the non-employee directors, as a group, by either of the following methods:
Email: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary mbushore@realtyincome.com	Mail: Non-Executive Chairman of the Board of Directors c/o Corporate Secretary Realty Income Corporation 11995 El Camino Real San Diego, CA 92130
All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the Non-Executive Chairman of our Board of Directors.
Realty Income │ 2021 Proxy Statement 33

Director Compensation
The Compensation Committee is responsible for reviewing the compensation of members of the Board of Directors. Compensation for the independent directors of our Board of Directors for 2020 consisted of a base annual cash retainer, plus additional cash retainers for service as the Non-Executive Chairman or Chairperson of one of the committees of our Board of Directors in amounts as set forth below. In addition, each independent director receives an annual equity retainer based on a fixed number of shares provided for in the 2012 Incentive Award Plan. Board of Director compensation for 2020 was unchanged from the 2019 program.
POSITION HELD	ANNUAL EQUITY GRANT (IN SHARES)(1)	ANNUAL CASH RETAINER(2)
Board of Directors – Member (including Non-Executive Chair)	4,000	$25,000
Board of Directors – Non-Executive Chair	—	125,000
Audit Committee Chair	—	25,000
Compensation Committee Chair	—	25,000
Nominating/Corporate Governance Committee Chair	—	10,000
(1)	The value of the annual equity retainer is variable, based on the closing share price on the date of grant.
(2)	Effective January 1, 2021, the annual cash retainer for the Audit Committee Chair increased to $30,000 and the Nominating/Corporate Governance Committee Chair increased to $15,000.
Our directors received the following aggregate amounts of compensation for the year ended December 31, 2020:
NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)	ALL OTHER COMPENSATION(2)	TOTAL
Kathleen R. Allen, Ph.D.(3)	$25,000	$206,680	$—	$231,680
A. Larry Chapman(3)	25,000	206,680	—	231,680
Reginald H. Gilyard(3)	35,000	206,680	—	241,680
Priya Cherian Huskins(3)	50,000	206,680	—	256,680
Christie B. Kelly(3)	25,000	206,680	—	231,680
Gerardo I. Lopez(3)	25,000	206,680	—	231,680
Michael D. McKee(3)	150,000	206,680	—	356,680
Gregory T. McLaughlin(3)	25,000	206,680	10,000	241,680
Ronald L. Merriman(3)	50,000	206,680	—	256,680
Sumit Roy(4)	—	—	—	—
(1)
On May 12, 2020, the date of our 2020 Annual Meeting of Stockholders, each non-employee director at that time received 4,000 shares of restricted stock with a grant date fair value of $206,680 which is calculated by multiplying the 4,000 shares by the closing market price per share of our common stock on May 12, 2020 of $51.67, as prescribed by Accounting Standards Codification Topic 718. All of these restricted stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and include dividends paid from the date of grant.

(2)	Amount represents the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (“Crest”), a wholly-owned subsidiary of Realty Income.
(3)
As of December 31, 2020, the non-employee directors did not hold any stock options. Other than Messrs. Chapman, Gilyard, Lopez, and Ms. Kelly, who held 667, 8,001, 8,001 and 6,667 shares of unvested restricted stock, respectively, the non-employee directors did not hold any shares of restricted stock.

(4)
Mr. Roy, our President, Chief Executive Officer and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest during 2020. His compensation is reflected as part of the “Summary Compensation Table” on page 60.

Stock Awards for Directors
The 2012 Incentive Award Plan provides that upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. This annual equity grant of 4,000 shares is specifically provided for in the 2012 Incentive Award Plan, which has been approved by our stockholders. Our proposed 2021 Plan similarly provides for these automatic grants and vesting schedules. See Proposal 4, “Approval of the Realty Income Corporation 2021 Incentive Award Plan.” For 2020, approximately 82% of director compensation was in the form of restricted shares of the company's stock, which effectively
34 Realty Income │ 2021 Proxy Statement

Director Compensation

aligns the interests of our Board with those of our stockholders. The vesting schedule for restricted shares granted to non-employee directors is as follows and is subject to the director’s continued service through each applicable vesting date:
YEARS OF SERVICE	VESTING
< 6 years	33.33% increments on each of the first three anniversaries of the grant date
6 years	50% increments on each of the first two anniversaries of the grant date
7 years	100% vested on the first anniversary of the grant date
≥ 8 years	Immediately
Other Payments for Directors
The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Directors and Board committee meetings. Additionally, the members of our Board of Directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Director Stock Ownership Guidelines
Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to hold stock valued at no less than five times the amount of the annual cash retainer of $25,000 paid to such director for service as a member of the Board of Directors, without reference to committee or chair service. The current stock ownership goal for each of our non-employee directors is five times their annual cash retainers as of December 31, 2020 of $25,000, or $125,000, divided by the closing price per share of our common stock as of December 31, 2020 of $62.17. This equals a minimum share ownership requirement of 2,011 shares.
All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of December 31, 2020, each director subject to the guidelines met or exceeded the stock ownership requirements.
Realty Income │ 2021 Proxy Statement 35

Information about our Executive Officers
The following table sets forth certain information as of the record date for the Annual Meeting of March 12, 2021 concerning our executive officers:
NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Sumit Roy President and Chief Executive Officer	51	Mr. Roy’s business experience is set forth in this Proxy Statement under “Director Nominees” on page 20.
Michael R. Pfeiffer Executive Vice President, Chief Administrative Officer	60
Mr. Pfeiffer has been our Chief Administrative Officer since February 2019. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary and served in this role until the January 2021 announcement of his planned retirement on or around June 30, 2021. Prior to joining us, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Christie B. Kelly Executive Vice President, Chief Financial Officer, and Treasurer	59
Ms. Kelly served on our Board of Directors from November 2019 to January 19, 2021, at which time she resigned from the company’s Board of Directors and assumed the role of Executive Vice President, Chief Financial Officer, and Treasurer. Prior to joining us, Ms. Kelly served as the Global Chief Financial Officer at Jones Lang LaSalle Incorporated (2013-2018), Executive Vice President and Chief Financial Officer at Duke Realty Corporation (2009-2013) and Senior Vice President, Global Real Estate at Lehman Brothers.

Neil M. Abraham Executive Vice President, Chief Strategy Officer	50
Mr. Abraham has been our Executive Vice President, Chief Strategy Officer since May 2018. He served as Executive Vice President, Chief Investment Officer from November 2015 to May 2018. Prior to that, he was our Senior Vice President, Investments, a position he held from April 2015 to November 2015. Prior to joining us, Mr. Abraham was a Portfolio Manager for equity and mortgage REITs at AllianceBernstein – Global Equities in New York (2007-2015). Prior to joining AllianceBernstein, he held positions as Associate Principal for McKinsey & Company, and Vice President, Fixed Income Derivatives at Salomon Brothers.

Mark E. Hagan Executive Vice President, Chief Investment Officer	54
Mr. Hagan has been our Executive Vice President, Chief Investment Officer since May 2018. Prior to joining us, Mr. Hagan served as Managing Director, Real Estate Investment Banking at RBC Capital Markets, LLC (2010-2018), Managing Director, Real Estate Investment Banking at Deutsche Bank Securities, Inc. (2005-2009), and Director, Real Estate Investment Banking at Merrill Lynch & Co., Inc. (1998-2005).

Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	53
Ms. Bushore has been our Executive Vice President, Chief Legal Officer, General Counsel and Secretary since February 2021. Prior to joining us, Ms. Bushore served as Executive Vice President, General Counsel, Chief Legal & Risk Officer and Corporate Secretary at Caesars Entertainment, Inc. (2018-2020), and Deputy General Counsel and Corporate Secretary at Monsanto (2016-2018), as well as Chief Legal Officer of The Climate Corporation. Earlier, she was in private practice with Latham & Watkins LLP.

36 Realty Income │ 2021 Proxy Statement

Information about our Executive Officers

NAME AND CURRENT TITLE	AGE	BUSINESS EXPERIENCE
Benjamin N. Fox Executive Vice President, Asset Management and Real Estate Operations	41
Mr. Fox has been our Executive Vice President, Asset Management and Real Estate Operations since January 2018. He joined us in 2007 and served as Senior Vice President, Asset and Portfolio Management (2015-2017), Vice President, Asset Management (2013-2015), Vice President of Strategic Investments (2011-2013), and Acquisitions Director (2007-2011) before being promoted to his current position. Prior to joining us, Mr. Fox worked in investment banking at JPMorgan and in merchant banking at Cappello Capital.

Sean P. Nugent Senior Vice President, Controller	48
Mr. Nugent served as our interim Principal Financial Officer and Treasurer from January 2020 to January 2021. He has been our Senior Vice President, Controller since 2017. He joined us in 2006 and served as Accounting Manager before being promoted to Associate Vice President, Assistant Controller, in 2012 and to Vice President, Controller in 2014. Prior to joining us, Mr. Nugent worked in various accounting positions for a number of San Diego companies. Mr. Nugent is a licensed Certified Public Accountant in California.

Realty Income │ 2021 Proxy Statement 37

Executive Compensation
Compensation Discussion and Analysis
This section discusses the compensation policies and programs for the following executive officers and former executive officer of the company (the named executive officers or NEOs):
NAME	CURRENT TITLE
Sumit Roy	President and Chief Executive Officer
Michael R. Pfeiffer(1)	Executive Vice President, Chief Administrative Officer
Neil M. Abraham	Executive Vice President, Chief Strategy Officer
Mark E. Hagan	Executive Vice President, Chief Investment Officer
Sean P. Nugent(2)	Senior Vice President and Controller, Former Interim Principal Financial Officer and Treasurer
Paul M. Meurer(2)	Former Executive Vice President, Chief Financial Officer and Treasurer
(1)
Effective February 8, 2021, Michelle Bushore joined the company as our new Executive Vice President, Chief Legal Officer, General Counsel and Secretary. Mr. Pfeiffer, our previous Executive Vice President, Chief Legal Officer, General Counsel and Secretary who plans to retire on or around June 30, 2021, continues to serve as our Executive Vice President, Chief Administrative Officer, until his retirement.

(2)
Mr. Meurer served as Executive Vice President, Chief Financial Officer and Treasurer through January 29, 2020, at which time he transitioned into his role as a senior advisor to the company. Mr. Meurer departed from the company on March 31, 2020. Mr. Nugent is included as an NEO since he served the role of Interim Principal Financial Officer from January 30, 2020 until January 19, 2021, when Christie Kelly became our Executive Vice President, Chief Financial Officer and Treasurer. His 2020 base salary, cash incentive award and restricted stock award, each as disclosed in the tables that follow this section, were discretionary and based on the recommendation of our CEO.

Executive Summary
The primary objectives of our compensation program are to:
✓	Align the interests of management with those of stakeholders;
✓	Link executive compensation to the company’s short-term and long-term performance; and
✓	Attract, motivate, and retain highly qualified executive officers through competitive compensation arrangements.
We continue to adhere to balanced compensation and corporate governance practices as set forth in the following table:
WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO align pay to performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X	Do NOT allow for uncapped award opportunities
✓	DO cap payouts for awards under our Short-Term Incentive Program (STIP) and our Long-Term Incentive Program (LTIP)	X	Do NOT provide any perquisites to our named executive officers
✓	DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period on a relative basis	X	Do NOT permit executive officers or directors to pledge or hedge our securities
✓	DO maintain stock ownership requirements for our directors, CEO, and other named executive officers	X	Do NOT incentivize excessive risk taking
38 Realty Income │ 2021 Proxy Statement

Executive Compensation

WHAT WE DO:		WHAT WE DO NOT DO:
✓	DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk-taking behavior	X	Do NOT pay accrued dividends on performance shares unless and until they vest
✓	DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements or incentive miscalculations	X	Do NOT provide our named executive officers with tax gross-ups on perquisites or other benefits
✓	DO employ the services of an independent compensation consultant that reports to the Compensation Committee of the Board of Directors	X	Do NOT provide for excise tax gross ups
✓	DO grant performance-based equity, which is at-risk and not guaranteed	X	Do NOT provide supplemental or other retirement plans, other than a 401(k) plan
✓	DO align certain ESG initiatives to individual performance goals, rigorously reviewed by the Compensation Committee of the Board of Directors	X	Do NOT have employment contracts with our NEOs
2020 Performance
It is important to review and acknowledge the company’s performance results for the year and management’s execution of our strategy to create long-term stockholder growth and support monthly dividend growth. We focus on the following key areas when executing our strategy:
Continued our disciplined acquisition strategy, targeting well-located, freestanding, single-tenant commercial properties at favorable risk-adjusted returns.

✓	We sourced $63.6 billion in real estate acquisition opportunities and remained selective in our investment strategy, acquiring $2.3 billion, representing 3.6% of the amount sourced.
✓
We remained committed to diversifying our portfolio by client, industry, geography, and property type, while maintaining excellent credit quality in the portfolio. As of December 31, 2020, 50.5% of our annualized rental revenue was generated from investment-grade clients, their subsidiaries or affiliated companies.

Actively managed our portfolio to further enhance stockholder value

✓	We achieved a strong year-end occupancy of 97.9%.
✓	We recaptured 100% of expiring rent on properties released during the year.
✓
We disposed of approximately $262.5 million of non-strategic assets and redeployed that capital into properties that better fit our investment strategy and support our ongoing portfolio optimization efforts, which was further developed in response to the COVID-19 pandemic.

Maintained a conservative balance sheet

✓	Our balance sheet remains strong with our Moody’s and S&P credit ratings at A3/A- with a stable outlook, respectively in 2020.
✓	We ended the year with a fixed charge coverage ratio of 5.1x, increasing our coverage by 0.1x compared to last year.
✓
Maintained a strong financial position through occasionally turbulent market conditions during 2020 and remain committed to being one of only a handful of REITs with at least two credit ratings of A3/A- or better by the major rating agencies.

✓
Established a $1.0 billion commercial paper program during the year, which further strengthens our financial position by providing additional access to low-cost debt financing, and we completed our debut public issuance of Sterling-denominated unsecured notes.

✓
Raised approximately $1.9 billion of equity capital and $2.2 billion of long-term fixed-rate debt, achieving record-low coupon rates in the REIT sector for the 5-year and 12-year unsecured notes we issued in December 2020.

✓
Remained well-positioned for 2021 with a conservative capital structure and strong liquidity, ending the year with full availability on our $3.0 billion multi-currency revolving credit facility and no outstanding balance under our $1.0 billion commercial paper program.

Realty Income │ 2021 Proxy Statement 39

Executive Compensation

While our focus remains forward-looking as we seek to leverage our position of strength for continued growth, it is important to reflect on and learn from challenging circumstances like the COVID-19 pandemic. We are pleased that our top industries of convenience stores, grocery stores, drug stores, and dollar stores, which comprise over 37% of our annualized rental revenue, sell non-discretionary essential goods and were mostly unaffected by the pandemic. Our business operations led to growth in FFO, AFFO, and dividends, delivering favorable risk-adjusted returns for our stockholders.
The company’s positive performance results in a challenging economic environment, and successful execution of our strategy, are significant contributors in determining the compensation awarded to our executives. Despite the impact of the COVID-19 pandemic on our financial results for 2020, which was significant, we did not amend or otherwise change any portion of our compensation program, resulting in a lower payout. Our compensation program is structured to effectively link compensation to the achievement of certain company performance metrics in order to create alignment with the interests of our stockholders. We believe our performance in 2020 demonstrates the effectiveness over time of the execution of our strategic business plan and the alignment of our compensation program with our philosophy of rewarding executives for enhancing long-term stockholder value.
Favorable Say-on-Pay Vote
We provide our stockholders with an annual advisory “say-on-pay” vote on the compensation of named executive officers. Our stockholders continue to express substantial support for the compensation of our named executive officers, as demonstrated by 94.9% of the votes cast approving the advisory say-on-pay vote during 2020, and over 90% of the votes cast, approving the advisory say-on-pay vote during each year since say-on-pay has been effective in the U.S., dating back to 2011. This continued support of our compensation program, as demonstrated below, reflects a strong alignment with the company’s performance and long-term value creation for our stockholders. In 2020, we continued our practice of engaging and interacting with our stockholders through various means of communication. In this regard, we routinely interact with stockholders throughout the year about executive compensation and other matters.

Compensation Process
In addition to say-on-pay vote results and other feedback from stockholders, the Compensation Committee considers other factors in evaluating our executive compensation programs, including but not limited to:
•	The Compensation Committee’s assessment of the alignment of our compensation program with our financial and operational objectives;
•	Retention and recognition of individual contribution towards our performance;
•	Recommendations provided by its independent consultant; and
•	A review of peer data.
Each factor is evaluated in the context of the Compensation Committee members’ responsibility to act in the company’s best interests.
40 Realty Income │ 2021 Proxy Statement

Executive Compensation

Compensation Consultant
In 2020, the Compensation Committee retained FPL Associates, L.P. (FPL), a nationally-known independent executive compensation and benefits consulting firm specializing in the real estate industry, to provide general executive compensation consulting services. In addition, the consultant performs special executive compensation projects and consulting services, as directed by the Compensation Committee.
The consulting services provided by FPL include:
✓
Evaluating the current compensation program design and guidelines for named executive officers and assisting in structuring a compensation program that meets the objectives outlined by the Compensation Committee;

✓	Providing peer information to assist the Compensation Committee in selecting the appropriate peer group;
✓	Benchmarking the compensation for the named executive officers against the appropriate peer group;
✓	Identifying the appropriate mix of compensation components, including base salary, annual incentives, and short-term and long-term incentive compensation to ensure proper incentive alignment;
✓	Conducting an annual independent risk assessment on behalf of the Compensation Committee to ensure that our executive compensation is appropriately structured;
✓
Discussing market-based incentive programs, including performance metrics and targets, within our peer group companies, and providing guidance and recommendations for modifications to program elements to ensure competitiveness; and

✓	Reviewing an overview of industry trends related to human capital across the entire real estate industry.
FPL reports to the Compensation Committee and works with management as directed by the Compensation Committee. The Compensation Committee retains the right to terminate or replace FPL at any time. Pursuant to the Compensation Committee’s Charter, the Compensation Committee has the power to engage other consultants and advisors as required.
Through review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE. As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2020.
Peer Group Data
The Compensation Committee uses comparison data from various companies it considers peers as a guide in its review and determination of base salaries, cash bonus payments, equity awards, and long-term performance awards. Prior to approving the 2020 incentive compensation program, the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), as well as the appropriate mix of equity versus cash, short-term versus long-term, and performance-based versus time-based awards to be paid or granted for 2020 performance. The Compensation Committee evaluates whether the compensation elements and levels that are provided to our named executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at peer companies, in light of our performance relative to peers and in light of each named executive officer’s contribution to performance. This approach allows us to respond to competitive dynamics in the market and provides us with the flexibility to maintain and enhance our named executive officers’ engagement, focus, and motivation.
2020 Peer Group for 2020 Compensation Decisions
The Compensation Committee, with the help of FPL, annually reviews the composition of our peer group and the criteria and data used in compiling our peer group to ensure that each company’s size and operations remain comparable to ours. Given our company’s continued growth, and that we have been above the median of our peer group for the past several years, the Compensation Committee determined that substitutions were warranted to ensure, among other factors, that our total and equity market capitalization remained near the median of the peer group for 2020. As we continue to grow in size as one of the largest REITs in the industry, and continue to be the largest net lease REIT, it has become increasingly difficult to include other net lease companies in our peer group due to their relative size. Our peer group for 2020 includes W.P. Carey and VEREIT, which are the next-largest companies in the net lease industry. Combined, their equity market capitalization is less than ours. Alexandria Real Estate Equities, Inc., Equity Residential, Public Storage, and Simon Property Group, Inc. were added to incorporate additional appropriately sized, best-in-class S&P 500 REITs, and a similar level of operational
Realty Income │ 2021 Proxy Statement 41

Executive Compensation

intensity. Equinix, Inc., Federal Realty Investment Trust, National Retail Properties, Inc., Spirit Realty Capital, Inc., The Macerich Company, and UDR, Inc. were removed based on relative size and/or additional qualitative factors. Our 2020 Peer Group consists of the following 16 public real estate companies:
2020 PEER GROUP (1)
Alexandria Real Estate Equities, Inc.	Kimco Realty Corporation
Avalon Bay Communities, Inc.	Public Storage
Boston Properties, Inc.	Simon Property Group, Inc.
Digital Realty Trust, Inc.	Ventas, Inc.
Equity Residential	VEREIT, Inc.*
Essex Property Trust, Inc.	Vornado Realty Trust
Healthpeak Properties, Inc.	W.P. Carey, Inc.*
Host Hotels & Resorts, Inc.	Welltower, Inc.
*	Denotes a net lease peer
(1)	With the exception of the net lease peers, the remainder of the 2020 group consists of S&P 500 REIT’s.
The companies in our 2020 Peer Group focus on a variety of asset classes with similar lease types, and those that are similar to us in size in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long and short-term debt) and equity market capitalization (common stock and convertible partnership units). The Compensation Committee believes that total market and equity market capitalization are the most relevant indicators of size for real estate companies, acknowledging that other industries may use different indicators like revenue. Using total market capitalization and equity market capitalization to determine peer groups is consistent with real estate industry practices. The companies were selected so that our total and equity market capitalization remained near the median of the peer group. The companies selected range from 0.4x to 2.6x our size based on total market capitalization, with the weighted average of 1.3x our size, and 50% of companies selected were below our size based on total market capitalization as further demonstrated in the 2020 Peer Group Comparison chart below.
2020 Peer Group Comparison (1)
(in billions)

(1)
As of December 31, 2019, the 2020 Peer Group had total market capitalization ranging from approximately $14.5 billion to $84.0 billion, placing us in the 50th percentile of our peer group. In terms of equity market capitalization, we were in the 63rd percentile of our peer group. Data sourced from S&P Global Market Intelligence as of December 31, 2019.

The Compensation Committee evaluates our peer group annually and may make adjustments to this peer group to reflect changes in the size or operations of the company or our peers.
Management Involvement
In setting compensation for named executive officers in 2020, the Compensation Committee solicited input from the CEO concerning each of the named executive officers other than himself. In addition, from time to time, the Compensation Committee will direct management to work with the Compensation Committee’s consultant in providing proposals, program design, and compensation recommendations. Each year, the CEO provides the Compensation Committee with a report of the company’s operating and financial results for the past fiscal year relative to the company’s performance metrics. Mr. Roy also discusses his personal assessment of individual performance of each of the other named executive officers. In addition, at the request of the Compensation Committee, the CEO makes recommendations regarding salary and incentive compensation
42 Realty Income │ 2021 Proxy Statement

Executive Compensation

awards for each named executive officer other than himself. The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.
Elements of Compensation
In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention, and creates long-term stockholder value. Base salaries are primarily intended to attract and retain highly qualified executives and to reward them for their continued service. Annual incentive cash payments, equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategic and operating objectives, and (iii) provide incentives to create long-term stockholder value. The majority of our equity incentives are intended to align named executive officers’ long-term interests with the best interests of the company although we believe they also play a role in helping us reward performance and attract and retain top executives.
The following table outlines the primary elements of our 2020 executive compensation program:

Incentive Programs and Performance Metrics
Each year, the Compensation Committee, with input from FPL, reviews the metrics underlying the short-term and long-term incentive programs, and considers various industry performance indicators, including GAAP and non-GAAP earnings metrics. The Compensation Committee believes that the current mix of operational, liquidity, and financial earning metrics used for the 2020 performance year aligns with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. In 2020, consistent with peer group compensation practices, the Compensation Committee maintained STIP and LTIP programs with maximum payouts at 200% of target, which required a corresponding level of rigor relative to projections to achieve maximum performance to further motivate and reward outstanding performance. The composition of our programs are weighted heavily in equity, at 67% tied to equity for our CEO, including a portion of compensation tied to long term, three-year performance.
Total Target Direct Compensation
The Compensation Committee worked with FPL to determine the levels of total target direct compensation to achieve the appropriate balance between (i) cash and equity compensation, (ii) long-term and short-term compensation, (iii) performance-based and time-based equity, and (iv) fixed and variable or at-risk compensation. As an initial reference point, the Committee reviewed the median benchmark of each executive as well as the aggregate level of total target direct compensation. This process allows the Committee to ensure pay is competitive for the individual and account for the individual’s tenure and experience, as well as ensure that the total amount for our executive team is reasonable. The Compensation Committee reviewed the median and aggregate total target direct compensation within our peer group based on market data provided in January 2020 by FPL. When establishing total target direct compensation levels for each named executive officer set forth below, the Compensation Committee gave consideration and special emphasis to individuals’ personal contributions to the organization, as well as skill sets, qualifications, and experience, seeking to incentivize high performing named executive officers with competitive pay. After review and consideration, the Compensation Committee approved the following total target direct compensation and structure for 2020 compensation. Total
Realty Income │ 2021 Proxy Statement 43

Executive Compensation

target direct compensation for 2020 was composed of (i) base salary, (ii) target annual short-term incentive opportunity (awarded in cash), (iii) performance shares, and (iv) the annual grant of time-based restricted shares.
TOTAL TARGET DIRECT COMPENSATION(1)
EXECUTIVE	2019	2020
Sumit Roy(2)	$6,337,500	$7,500,000
Michael R. Pfeiffer	2,100,000	2,150,000
Neil M. Abraham	1,850,000	2,050,000
Mark E. Hagan	1,750,000	1,900,000
Total	$12,037,500	$13,600,000
(1)	Mr. Meurer’s departure from the company was announced on January 29, 2020. As a result, total target direct compensation for Mr. Meurer was not applicable for 2020.
(2)
Mr. Roy was promoted to CEO effective October 2018. As a newly promoted CEO, his 2019 total target direct compensation fell below the median of our 2019 peer group. After demonstrating success over his first full year as CEO, the Compensation Committee made adjustments to his total target direct compensation for 2020 to bring him into closer alignment with the median peer group.

CEO Total Target Direct Compensation
The Compensation Committee believes that a significant portion of executive compensation should be performance-based in order to best align management’s interests with the best interests of the company. In 2020, approximately 71% of our CEO’s total target direct compensation consisted of compensation that is performance-based on achievement of certain objective performance metrics. For our CEO, the Compensation Committee used the following structure for determining the various elements of direct compensation payable for 2020:

44 Realty Income │ 2021 Proxy Statement

Executive Compensation

Set forth below is a table that illustrates the application of the structure for 2020 compensation decisions for our CEO.
CEO ANNUAL CASH		CEO ANNUAL EQUITY		CEO TOTAL
ANNUAL SALARY	TARGET STIP CASH AWARD	TARGET LTIP PERFORMANCE SHARES	TIME-BASED LTIP RESTRICTED SHARES	TOTAL TARGET DIRECT COMPENSATION
$900,000	$1,600,000	$3,750,000	$1,250,000	$7,500,000

General Note to Discussion of Pay Components
Some of the components of 2020 compensation disclosed in the following sections of this “Compensation Discussion and Analysis” section differ from the “Summary Compensation Table” on page 60. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while in our case, the Compensation Committee awards time-based restricted stock equity compensation after the performance year, upon the successful completion of the external year-end audit process. Therefore, time-based equity awards granted in February 2020 for the 2019 performance year are shown in the Summary Compensation Table as 2020 compensation. The time-based restricted stock equity awards for 2020 discussed in the following sections for all named executive officers will be included in the Summary Compensation Table in next year’s proxy statement.
Base Salaries
In connection with its review of fiscal 2019 performance, and in consideration of the increased responsibilities that come with the continued growth of the company, the Compensation Committee decided to increase the base salaries paid to our named executive officers commencing on January 1, 2020. When making its decision to increase 2020 salaries, the Compensation Committee sought to incentivize high-performing named executive officers with competitive pay. The increases to base salaries were approved to not only better align our named executive officers’ pay with competitive market pay practices, but also adjusted for individual experience, tenure, performance, and other qualitative factors. The 2019 and 2020 annualized base salaries are reflected in the table below.
NAMED EXECUTIVE OFFICER		SALARIES FOR FISCAL YEAR
	PRINCIPAL POSITION IN 2020	2019	2020
Sumit Roy(1)	President, Chief Executive Officer	$850,000	$900,000
Michael R. Pfeiffer	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	500,000	515,000
Neil M. Abraham	Executive Vice President, Chief Strategy Officer	410,000	475,000
Mark E. Hagan	Executive Vice President, Chief Investment Officer	410,000	430,000
Paul M. Meurer(2)	Former Executive Vice President, Chief Financial Officer and Treasurer	550,000	137,500
(1)	The increase in base salary for Mr. Roy from 2019 to 2020 was reflective of the multi-year phase-in approach by the Compensation Committee to bring him into alignment with the median peer group.
(2)	Mr. Meurer’s salary for 2020 is for the first three months of the year, as he departed from the company on March 31, 2020.
Realty Income │ 2021 Proxy Statement 45

Executive Compensation

Short-Term Incentive Program (STIP)
During February 2020, the Compensation Committee approved the 2020 STIP metrics, which is structured so that the named executive officers’ annual incentive awards closely align with the company’s operating and financial performance. The components of the 2020 STIP were as follows:
Objective Company Performance Criteria – Weighted 70%
Individual Performance – Weighted 30%
✓	All of the compensation awarded under this program was at-risk.
✓	No compensation was awarded for below-threshold performance and maximum payouts were capped at 200% of target.
✓	Awards were paid entirely in the form of cash.
2020 STIP Performance Goals
AFFO per share
Why we believe this metric is important: We believe that AFFO per share, a non-GAAP financial measure, provides useful information to investors because it is a widely accepted industry measure of the operating performance of REITs that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO per share is included in the compensation program because it provides an additional measure to compare the operating performance of REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which we believe are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we determined that AFFO per share is an appropriate performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders per share.
How the Compensation Committee set the 2020 goal: In our 2020 public guidance at the time the performance goals were set, we projected AFFO per share in a range of $3.50 to $3.56. Our 2020 target performance was set at $3.53 per share, or the midpoint of our performance benchmark range. The range of $0.03 per share around target resulted in a threshold of $3.50 per share and a maximum of $3.56 per share. The threshold of $3.50 per share exceeded our generation of $3.32 in AFFO per share in 2019 by $0.18. The maximum score was set at the high end of our public guidance at the time the performance goals were set. Maximum performance would only be achieved if we exceeded the high end of such guidance.
How the company performed against the goal: AFFO per share for 2020 was $3.39, falling short of the $3.50 threshold. The shortfall was primarily due to a challenging economic environment from the COVID-19 pandemic and resulting negative impact to revenue. We recorded rental revenue reserves of $44.1 million, which primarily related to our theater assets. In addition, the COVID-19 pandemic pushed the timing of our acquisitions to later in the year. We completed 72% of our overall investment activity in the second half of 2020, of which 44% was in the fourth quarter, resulting in lower-than-expected earnings accretion from 2020 investments.
Despite the fact that the primary reason for not meeting the AFFO objective was the COVID-19 pandemic, the Compensation Committee did not adjust any of the goals that were previously set and, as a result, we attributed a 0% payout for 2020 to the AFFO performance objective.
Fixed Charge Coverage Ratio
Why we believe this metric is important: The fixed charge coverage ratio measures the ability of our earnings to cover our fixed charges, such as debt payments and interest expense. This calculation, which is not based on GAAP measurements, is one of our note covenants presented to investors to show our ability to incur additional debt under the terms of our senior notes and bonds, and is not a measure of our liquidity or performance. In particular, fixed charge coverage ratio is included in the compensation program because it is a measure of our balance sheet strength, and of our ability to effectively and conservatively manage our outstanding debt levels.
How the Compensation Committee set the 2020 goal: Our fixed charge coverage ratio was 5.0x at December 31, 2019. Factoring in a generally stable interest rate environment for the majority of 2019, the
46 Realty Income │ 2021 Proxy Statement

Executive Compensation

Compensation Committee increased the maximum metric to 5.0x for 2020. The target (4.5x) and threshold (4.0x) metrics were separated by 0.5x.
How the company performed against the goal: Our fixed charge coverage ratio at December 31, 2020 was 5.1x, resulting in performance at maximum. Our metric exceeded the target primarily due to declining global interest rates throughout 2020, which supported a reduction in our financing costs in 2020. In addition, we repaid $108.8 million in principal of high interest bearing mortgage debt and completed the early redemption of $250 million in principal of 5.75% notes due January 2021, driving further improvement in our coverage ratio. We continuously evaluate our capital strategy and optimize our financing allocation between equity and long-term unsecured debt.
Portfolio Occupancy
Why we believe this metric is important: The stability of operating revenue is fundamental to the business model of any dividend-paying entity. Within the REIT industry, this takes the form of stability of rental revenue secured by clients occupying the portfolio’s real estate assets. As a result, maintaining a sufficiently high occupancy rate is of vital importance to the health of the company’s business model and, as such, it is essential that the company orients its operating strategy towards maximizing asset utilization as measured by the portfolio occupancy metric.
How the Compensation Committee set the 2020 goal: The Compensation Committee set 2020 target performance for portfolio occupancy at 98.1%. Threshold was set at 97.2% portfolio occupancy, and high was set at 98.6% portfolio occupancy. In setting an occupancy target, the Compensation Committee considers many variables that impact the portfolio occupancy rate, including the lease expiration schedule, existing vacancy pool, industry trends, product mix of expiring and vacant properties, past vacant resolution activity, and expected market conditions. Given that some of these factors exhibit nonlinear variability, the company’s past occupancy rates are only partially descriptive of future occupancy rates. For example, historical variability in acquisition volume can lead to uneven clustering of expiration schedules, creating short-term fluctuations in occupancy rates that are not necessarily indicative of long-term trends. Additionally, market shifts at the industry and client levels may carry disproportionate occupancy impact at the portfolio level. Only by accounting for the dynamics affecting each of these variables and by reforecasting occupancy expectations on a regular basis can the company set reasonable targets that consider the primary drivers of resultant occupancy rates.
How the company performed against the goal: Our portfolio occupancy at December 31, 2020 was 97.9%, resulting in performance of 88.9% of target. Although COVID-19 may have contributed to additional portfolio stress that may not have occurred otherwise, the Asset Management team was able to adaptively navigate the environment to achieve the resulting 2020 year-end occupancy rate.
Realty Income │ 2021 Proxy Statement 47

Executive Compensation

Objective Company Performance Criteria—70%
The company performance criteria, weightings, and amounts that may be earned under the 2020 STIP, in addition to our actual performance and amounts earned for 2020 performance, are set forth in the following table:

(1)	Total weighted payout prior to individual performance was 70% .
(2)
AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings. Please refer to Appendix A on page 81 for a reconciliation of AFFO to net income.

(3)	Performance in excess of maximum goals was capped at 200% of target for that measure.
The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders. The goals for the AFFO per share metric were increased from 2019 with the maximum payout equaling the top end of the company's AFFO per share earnings guidance range initially provided for 2020. The target goals for both the fixed charge coverage ratio, a liquidity metric, and portfolio occupancy, an operational metric, were also increased from 2019. These goals are established each year after reviewing the company’s financial and operating projections, including the level of upcoming lease expirations. For the fixed charge coverage ratio, the company attained maximum-level payouts. For portfolio occupancy ratio metrics, the company attained a payout between the threshold and target levels. The Compensation Committee believes that these goals remain rigorous, requiring the company to manage its capital structure thoughtfully, successfully access the capital markets, and actively resolve lease rollover to achieve payouts in excess of target for this metric.
Individual Performance – 30%
As a component of the STIP, individual performance is used by the Compensation Committee to reward individual goals achieved. The Compensation Committee used the following process to establish individual performance goals and utilized discretion in assessing individual performance at the end of the performance year:
✓
At the beginning of 2020, our Compensation Committee worked with the CEO to formulate his individual performance objectives for the year and reviewed with the CEO the performance objectives for the other named executive officers. Through this process, the individual performance objectives for our CEO and the other named executive officers are preset for the year. Performance objectives are defined and measurable, and the Compensation Committee assesses progress against the objectives throughout the year.

48 Realty Income │ 2021 Proxy Statement

Executive Compensation

✓	In November 2020, the Compensation Committee reviewed each named executive officer’s individual performance objectives.
✓
The CEO evaluated each named executive officer’s performance, other than his own, and recommended to the Compensation Committee the percentages that should be earned under the individual performance component.

✓	The Compensation Committee engaged in a discussion with the CEO regarding his recommendations and his assessments and made the final determination regarding this metric.
✓
The Compensation Committee engaged in a review of the CEO’s performance as it relates to the company’s performance, as well as the state of our industry and market competitive practices, in determining the percentage that the CEO earned under his individual performance component.

The Compensation Committee considered, discussed and decided to incorporate the recommendations provided by the CEO for the individual performance percentages for the named executive officers other than himself. The percentages earned under the individual performance metric and the material factors considered are set forth below.
Sumit Roy - 200%
Mr. Roy actively engaged with stockholders and other constituencies to communicate our results and advanced the strategic vision that included an agile response to the global pandemic, continuing to build an international presence, $4.1 billion raised in capital, including our debut Sterling denominated unsecured bond issuance and an all-time low coupon rate in the REIT sector for 5-year and 12-year unsecured USD note issuances. Additionally, we had an active year on the acquisitions front, investing $2.3 billion in real estate, alongside another year of strong portfolio occupancy despite the challenges with the COVID-19 pandemic, particularly with our theaters and health clubs. Under Mr. Roy’s leadership, management thoughtfully managed the balance sheet, maintaining low leverage to effectively deal with the pandemic and position the company to continue to grow the dividend and earnings going forward. Mr. Roy was essential to our success via the following initiatives: (1) continued talent development through ongoing leadership development, (2) the cultivation of an inclusive culture, supported by several open dialogue sessions with African American employees and small group meetings with our broader employee groups, and (3) continued employee engagement surveys, which yielded more positive results than last year. Mr. Roy continues to advocate for our newly formed Sustainability Department, where we participated in several reporting platforms that will culminate in the release of our inaugural Sustainability Report. Additionally, we were added to the S&P 500 Dividend Aristocrats index in 2020, and became one of only three REITs recognized as having increased dividends for over 25 consecutive years. The Compensation Committee determined that his performance well exceeded his objectives.

Michael R. Pfeiffer - 185%
Mr. Pfeiffer’s objectives focused on strategy, leadership and operations. In the area of strategy, Mr. Pfeiffer continued his focus on international growth, optimizing our legal entity structure and creating diligence processes to mitigate potential risks. During 2020, Mr. Pfeiffer championed the Sustainability Department through broadening the depth, structure and rigor relating to ESG topics, including preparing for our initial Sustainability Report. During the year, the technology committee continued bringing focus and discipline to integration of technology platforms aimed at increasing efficiencies. In leadership, Mr. Pfeiffer positively promoted continued development of key employees within the legal, technology and internal audit areas and other employees within the organization. He developed an action plan to improve employee engagement between departments. He successfully provided oversight and legal expertise for the $2.3 billion of acquisitions closed during the year and approximately $4.1 billion of capital raised. He also continued to enhance the company’s risk management oversight. Based on the foregoing, the Compensation Committee determined that his performance exceeded his objectives.

Neil M. Abraham - 190%
Mr. Abraham focused on several key initiatives in 2020, most notably improving employee engagement, growing the company’s international platform, collaboratively creating the company’s predictive analytics platform, and supporting the development of DE&I and ESG initiatives. His team’s collective action plan to improve employee engagement through communication, transparency, and commitment to individual and joint success resulted in engagement scores that the team is very proud of. This engagement also manifested itself in the team’s dedication to the company’s success during the throes of the pandemic as it shifted gears to

Realty Income │ 2021 Proxy Statement 49

Executive Compensation

support efforts to engage with clients and understand their financials in real-time, thereby supporting the company’s rent and financial forecasts. In parallel, Mr. Abraham’s team worked closely with the Acquisitions and Asset Management & Real Estate Operations teams to design an “optimal portfolio” for the company, reflecting lessons learned during the pandemic. This was partly underpinned by the company’s new predictive analytics capability, which leverages machine learning and “big data” to provide risk analytics and asset level insights. These insights helped inform and accelerate the company’s investment activity during the year. This includes the investments made by the international platform in the U.K., where the team deployed almost $1 billion in its first full year and recruited a senior leader in anticipation of further European growth. The Compensation Committee determined that his performance exceeded his objectives.

Mark E. Hagan - 195%
Mr. Hagan successfully executed our investment strategy in 2020, driving the acquisition of approximately $2.3 billion of high-quality real estate properties at attractive yields, while remaining selective and disciplined with our investment strategy. This level of property acquisitions, the second highest in the company’s history when excluding mergers & acquisitions, was achieved despite the challenges presented by the COVID-19 pandemic. At the onset of the pandemic, Mr. Hagan immediately pivoted our acquisition focus and resources from growing the investment pipeline to assisting with other key cross-departmental initiatives, such as client outreach, rent collection and asset optimization, while simultaneously keeping the team actively engaged in maintaining our investment sourcing channels. This balance proved to be instrumental in enabling us to rapidly shift back to growth mode as soon as it became prudent to do so, quickly rebuild the investment pipeline, and complete approximately $1.7 billion of property acquisitions in the second half of the year. Mr. Hagan also played a key role in our initiative to review our investment strategy and optimal portfolio in light of the pandemic, and he successfully aligned our property acquisitions with such strategy, including increasing our investment in high-quality industrial properties. Mr. Hagan’s other key objectives included employee engagement and leadership/talent development. Mr. Hagan furthered employee engagement by implementing an action plan that focused on communication, connectivity, collaboration, inclusion, and a healthy work life balance; all of which took on greater importance while working remotely. As a result of these efforts, Mr. Hagan achieved stronger results in our 2020 Employee Engagement Survey than the already successful results he attained in the 2019 survey. The Compensation Committee determined that his performance exceeded his objectives.

The incentive opportunities and the total actual incentive award earned by each named executive officer for 2020 under the STIP are set forth in the table below. The 2020 target incentive opportunities were intended to be between 21% and 24% of each individual’s 2020 total target direct compensation level. The earned incentive award was paid in cash in February 2021. While the Compensation Committee believes that company performed well despite a challenging economic environment, we did not amend or otherwise change any portion of our compensation program. This resulted in a lower payout relative to historic trends under our STIP.
50 Realty Income │ 2021 Proxy Statement

Executive Compensation

2020 Incentive Opportunities and Earned Incentive Compensation under the STIP
	INCENTIVE OPPORTUNITY		EARNED INCENTIVE COMPENSATION
NAMED EXECUTIVE OFFICER	TARGET ANNUAL INCENTIVE(1)	MAXIMUM ANNUAL INCENTIVE(1)	PERCENTAGE OF TARGET EARNED(2)	PERCENTAGE OF MAXIMUM EARNED(2)	ACTUAL 2020 INCENTIVE EARNED
Sumit Roy	$1,600,000	$3,200,000	108.9%	54.4%	$1,742,222
Michael R. Pfeiffer	517,000	1,034,000	104.4%	52.2%	539,691
Neil M. Abraham	427,000	854,000	105.9%	52.9%	452,146
Mark E. Hagan	425,000	850,000	107.4%	53.7%	456,403
(1)	The maximum annual incentive is equal to 200% of target, and threshold annual incentive is equal to 50% of target. No compensation is awarded for below-threshold performance.
(2)	Captures the weighted average percentage achieved based on the company performance criteria and the individual performance criteria.
Long-Term Incentive Program (LTIP)
During February 2020, the Compensation Committee approved the grant of 2020-2022 performance shares to each named executive officer. Consistent with prior LTIP performance share awards, there is a three year performance period and one year time vesting period following the performance period. The following is a summary of the key metrics criteria and terms:
Relative TSR Performance – Weighted 70% Net Debt-to-Adjusted EBITDAre Ratio – Weighted 15% Dividend per Share Growth Rate – Weighted 15%
✓	Long-term performance shares were awarded in February 2020 and will be earned based on our performance over the three-year period from January 2020 to December 2022.
✓	No compensation is awarded for below-threshold performance and maximum goals are capped at 200% of target.
✓
50% of the performance shares earned based on the achievement of the performance goals during the 2020-2022 performance period will vest on January 1, 2023, and the remaining 50% will vest on January 1, 2024, subject to continued service with the company. Performance shares not earned as a result of the failure to achieve the applicable performance goals will be forfeited.

✓
The performance shares provide for a cash payment following vesting equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned, if any, as if the shares had been outstanding from January 1, 2020 through the date on which the shares are issued.

Realty Income │ 2021 Proxy Statement 51

Executive Compensation

Specifically, the performance measures and weightings for the 2020-2022 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:

3-Year Cliff Vesting if Future Relative Performance Hurdle Achieved
1-Year Post-Vesting Holding Period

Weight	Metric	Result	Hurdles
70%	TSR ranking relative to MSCI US REIT Index[2]	**RESULT**	**HURDLES**
		Threshold[1]	35th Percentile (50% of Target PSU Grant)
		Target	55th Percentile (100% of Target PSU Grant)
		Maximum[1]	80th Percentile or Greater (200% of Target PSU Grant)
15%	Dividend per share growth rate	**RESULT**	**HURDLES**
		Threshold[1]	2.0% (50% of Target PSU Grant)
		Target	6.0% (100% of Target PSU Grant)
		Maximum[1]	9.0% (200% of Target PSU Grant)
15%	Net Debt-to-Adjusted EBITDAre Ratio[3]	**RESULT**	**HURDLES**
		Threshold[1]	6.1x (50% of Target PSU Grant)
		Target	5.75x (100% of Target PSU Grant)
		Maximum[1]	5.5x or Less (200% of Target PSU Grant)

(1)
The maximum number of performance shares earned is equal to 200% of target, and threshold annual incentive is equal to 50% of target, with linear interpolation between threshold and maximum. No shares are earned for below-threshold performance.

(2)
TSR is calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2020.

(3)
The National Association of Real Estate Investment Trust (Nareit) came to the conclusion that a Nareit-defined EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) would provide investors with a consistent measure to help make investment decisions among REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gains and losses, as described below (which is consistent with our previous calculations of “Adjusted EBITDAre”). We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter, as earnings (net income) before (i) interest expense, including non-cash loss (gain) on swaps, (ii) income and franchise taxes, (iii) real estate depreciation and amortization, (iv) provisions for impairment, (v) gain on sales of real estate, and (vi) foreign currency and derivative gains, net. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Our ratio of net debt-to-Adjusted EBITDAre, which is used by management as a measure of leverage, is calculated as total debt per the consolidated balance sheet debt, less cash and cash equivalents, divided by annualized quarterly Adjusted EBITDAre.

52 Realty Income │ 2021 Proxy Statement

Executive Compensation

2020 LTIP Performance Goals
TSR ranking relative to MSCI US REIT Index
Why we believe this metric is important: Total shareholder return relative to all REITs included in the MSCI US REIT Index measures performance relative to other real estate sectors that compete for investment capital. This allows the company to reward executives for performance relative to companies with similar business models and includes a diverse blend of REITs with various sizes.
How the Compensation Committee set the 2020 goal: We are a member of the MSCI US REIT Index, which is a broad REIT index used to measure performance between REITs within and across the subsectors. There are many ways to compare our performance to this index. The Compensation Committee analyzed the various methods and determined that comparisons on a percentile basis, was widely used in the marketplace and appropriate for evaluating our performance during the 2020-2022 performance period. The Compensation Committee believes that these goals remain rigorous, specifically the relative TSR metrics which require the company to outperform the indices to even achieve payouts at target. The relative TSR metric rewards management for outperformance relative to the Real Estate sector, which is targeted at the 55th percentile. Relative outperformance relative to the Real Estate and Net Lease benchmarks provides stockholders with value even during years where the company’s absolute TSR may be negative due to macroeconomic conditions outside of management’s control, such as rising interest rates. Accordingly, the metric is strictly relative TSR and does not include a provision limiting payout based on negative absolute TSR. The Net Debt-to-Adjusted EBITDAre ratio and dividend per share growth rate metrics require the company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
Dividend per share Growth Rate
Why we believe this metric is important: Part of our company’s annual mission statement is to increase the monthly dividend over time. Accordingly, management believes that increasing the dividend per share growth rate is a core metric for compensation. We have continued our 52-year policy of paying monthly dividends and, through January 2021, paid 93 consecutive quarterly dividend increases and increased the dividend 109 times since our listing on the NYSE in 1994. The dividend per share growth rate metric requires the company to manage its capital structure thoughtfully, and increase earnings to support the payment of monthly dividends in order to achieve payouts in excess of target for these metrics.
How the Compensation Committee set the 2020 goal: The Compensation Committee set 2020 target performance for dividend per share growth rate at 6.0%, consistent with what it felt investors would seek in this market environment. Threshold was set at a 2.0% dividend growth rate and maximum was set at a 9.0% dividend per share growth rate. Balancing our dividend per share growth with our earnings projections is challenging, due to market factors, which can have a direct impact on how and to what extent our earnings and the dividend grows. Maximum performance would only be achieved if we significantly grew the dividend.
Net Debt-to-Adjusted EBITDAre Ratio
Why we believe this metric is important: Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it is widely followed by industry analysts, lenders and investors. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents the company’s current earnings run rate for the period presented. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance. Refer to Appendix A on page 81 for a reconciliation of AFFO to net income. Net Debt-to-Adjusted EBITDAre is included as a metric in our compensation program since management believes it measures our ability to pay off our debt and provides investors with a gauge of how long it would take for us to pay off our debt.
How the Compensation Committee set the 2020 goal: The Compensation Committee considered the optimal level of leverage to achieve investor returns, while balancing that with leverage levels deemed appropriate for our credit ratings level. The threshold (6.1x) and target (5.75x) performance metrics were separated by 0.35x. The target (5.75x) and maximum (5.5x or less) performance metrics were separated by 0.25x. Net Debt-to-Adjusted EBITDAre for 2020 was 5.3x. Our metric currently exceeds the target primarily due to the availability of low interest rate debt and favorable cost of equity capital to fund our robust acquisition activity. Similar to our
Realty Income │ 2021 Proxy Statement 53

Executive Compensation

fixed charge coverage ratio metric, maintaining a very favorable Net Debt-to-Adjusted EBITDAre metric is difficult in an unpredictable capital markets environment.
The long-term performance shares granted in February 2020 to our named executive officers are as follows:
NAMED EXECUTIVE OFFICER	PERFORMANCE SHARE TARGET DOLLAR VALUE	PERFORMANCE SHARES GRANTED AT TARGET(1)
Sumit Roy	$3,750,000	46,394
Michael R. Pfeiffer	838,500	10,374
Neil M. Abraham	861,000	10,652
Mark E. Hagan	783,750	9,696
(1)
The number of performance shares granted at target value reflect the grant date fair value of $83.37 per share (excluding the dividend equivalent rights), using a multifactor Monte Carlo simulation model for the market condition associated with the TSR performance goal, valued at $59.73 per share, plus $23.64 per share for the two performance conditions of net debt-to-Adjusted EBITDAre ratio and dividend growth rate.

Time-Based Restricted Shares
The Compensation Committee grants restricted share awards on an annual basis which are designed to: (i) increase the named executive officers’ common stock ownership, (ii) motivate our named executive officers to improve long-term common stock price performance, (iii) align the named executive officers’ interests with the best interests of the company, and (iv) operate as a retention mechanism for key members of management.
In connection with the determination of the 2020 compensation program, the Compensation Committee proposed initial 2020 time-based restricted share award values to be granted in February 2021. The proposed time-based award values for all NEOs were reviewed and approved on February 17, 2021 and will vest evenly over four years commencing on January 1 of the year following the grant. The time-based restricted shares granted are as follows:
NAMED EXECUTIVE OFFICER	RESTRICTED SHARE DOLLAR VALUE	TIME-BASED RESTRICTED SHARES GRANTED(1)
Sumit Roy	$1,250,000	20,240
Michael R. Pfeiffer(2)	279,500	4,526
Neil M. Abraham	287,000	4,647
Mark E. Hagan	261,250	4,230
(1)
Time-based restricted shares reflect the actual number of shares that were granted by the Compensation Committee on February 17, 2021 for all NEOs. The number of time-based restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the closing price per share of our common stock on the date of grant, February 17, 2021, of $61.76, and rounded to the nearest whole number.

(2)
Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted restricted share units (RSUs) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting. Mr. Pfeiffer’s restricted stock unit awards fully vest upon his retirement.

Restricted Shares Granted in February 2020 for 2019 Performance
Our time-vesting, restricted share and restricted share unit awards are typically granted after fiscal year-end in recognition of the company’s prior year performance under the performance metrics for that year. For a discussion of restricted share awards granted in February 2020, which were intended to be compensation for 2019, see page 34 of the company’s 2020 Proxy Statement filed with the SEC on April 1, 2020.
Restricted Share Vesting
Our restricted shares and restricted share units typically vest 25% per year on each January 1 following the grant date, but are subject to accelerated vesting in the event of retirement, which is defined as a voluntary termination of employment by persons who are at least 60 years of age and who have provided at least ten years of service to the company. The Compensation Committee believes that this vesting approach is (i) consistent with market practices, (ii) easy to administer, and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.
Given that Mr. Pfeiffer is eligible for retirement prior to the end of the vesting period, he was granted RSUs in February 2017, February 2018, February 2019, February 2020, and February 2021 instead of restricted shares
54 Realty Income │ 2021 Proxy Statement

Executive Compensation

in order to preserve the deferral of his income taxation until the issuance of the shares upon vesting. The RSUs have dividend equivalents that pay out concurrently on the payment date of the dividend, regardless of the vested status of the RSUs. This provides the RSUs with the same economic rights as shares of restricted stock, which are entitled to cash dividends on the dividend payment date. In January 2021, Mr. Pfeiffer announced his planned retirement on or around June 30, 2021. Mr. Pfeiffer’s unvested RSUs fully vest upon his retirement.
2018 LTIP Award Payout
In February 2021, the Compensation Committee certified the achievement for the 2018-2020 performance shares that were granted in February 2018, based on our performance relative to the following metrics during the three-year performance period ending December 31, 2020:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	2020 ACTUAL	% EARNED
TSR ranking relative to MSCI US REIT Index	45%	35th Percentile	55th Percentile	80th Percentile (or greater)	69th Percentile	154.0%
TSR ranking relative to J.P. Morgan Net Lease Peer Group	26%	35th Percentile	55th Percentile	80th Percentile (or greater)	33rd Percentile	0.0%
Debt-to- Adjusted EBITDAre Ratio(1)	13%	6.3x	5.9x	5.5x (or less)	5.9x	100%
Dividend Per Share Growth Rate	16%	2%	6%	12%	10.6%	176.2%
Total Weighted Payout						111.1%
(1)	For the 2018 LTIP performance share awards, cash and cash equivalents are not excluded in the calculation of the Debt-to-Adjusted EBITDAre ratio
For purposes of these metrics, TSR was calculated by comparing the trailing 20-trading-day average stock price at the end of the performance period, December 31, 2020, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2017. Based on overall achievement above target performance levels, each named executive officer received 111.1% of the target shares granted. Fifty percent of the performance shares earned were issued as common stock that immediately vested. The remaining 50% are units subject to time vesting through January 1, 2022. The following table sets forth the performance shares earned by each NEO under the 2018 LTIP.
NAMED EXECUTIVE OFFICER	TARGET PERFORMANCE SHARES GRANTED	PERFORMANCE SHARES EARNED
Sumit Roy	39,995	44,440
Michael R. Pfeiffer	14,685	16,317
Neil M. Abraham	15,203	16,893
Mark E. Hagan	12,869	14,299
Realty Income │ 2021 Proxy Statement 55

Executive Compensation

2021 Incentive Program
In February 2021, following consultation with and based on the recommendations of FPL, the Compensation Committee approved changes to the design of the LTIP programs applicable to the company’s executive officers for 2021. Mr. Pfeiffer was not included in the 2021 incentive plan due to the announcement of his planned retirement. For Mr. Roy, the Compensation Committee has taken a multi-year phase-in approach to bring his compensation into alignment with his peers. As a newly promoted CEO in 2018, Mr. Roy’s compensation was targeted at a lower relative pay level that generally aligned with the lower quartile of our peers. After demonstrating success over a multi-year period, the Compensation Committee has made adjustments to his pay, as reflected in his 2021 total target compensation, commensurate with his performance and peer group. The target amounts under the 2021 STIP and LTIP programs are set forth in the following table:
EXECUTIVE OFFICER	2021 BASE SALARY	2021 TARGET STIP(1)	2021 TARGET LTIP(2)	2021 TOTAL TARGET COMPENSATION
Sumit Roy	$950,000	$1,750,000	$5,550,000	$8,250,000
Christie B. Kelly	600,000	600,000	1,800,000	3,000,000
Neil M. Abraham	500,000	440,000	1,410,000	2,350,000
Mark E. Hagan	475,000	445,000	1,380,000	2,300,000
(1)	The 2021 STIP will be awarded entirely in cash.
(2)
The 2021 LTIP consists of awards of performance shares and time-vesting restricted stock or RSUs. Approximately 75% of the NEOs’ 2021 LTIP opportunity is in the form of performance shares and 25% is in the form of time-vesting restricted stock or RSUs.

The performance categories and their weightings under the 2021 STIP remain the same as they were for 2020. The Net Debt-to-Adjusted EBITDAre performance goal under the 2021 LTIP plan was revised by the Compensation Committee to Net Debt-to-Pro Forma Adjusted EBITDAre. The pro forma adjustments incorporate operating income from properties we acquired or stabilized during the applicable quarter and removes operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transaction as if they occurred at the beginning of the applicable period. The pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. Net Debt-to-Pro Forma Adjusted EBITDAre is calculated by annualizing quarterly pro forma adjusted EBITDAre and then dividing by net debt. Net debt is defined as total debt per the consolidated balance sheet, less cash and cash equivalents. The Committee believes the pro forma adjustments provide a better reflection of actual leverage, as net debt as of the balance sheet date is divided by annualized operating income from all properties owned at the balance sheet date.
Specifically, the performance measures and weightings for the 2021-2023 performance shares are based on the following objective performance measures, each of which are measured over the three-year performance period:
PERFORMANCE GOALS	WEIGHTING	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%
TSR ranking relative to MSCI US REIT Index	70%	35th Percentile	55th Percentile	80th Percentile (or greater)
Dividend per share Growth Rate	15%	2.0%	4.0%	6.0%
Net Debt-to-Pro Forma Adjusted EBITDAre Ratio	15%	6.1x	5.75x	5.5x (or less)
Severance and Change in Control Arrangements
Effective as of January 15, 2019, the Compensation Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events. In addition, our award agreements provide certain rights in connection with a change in control and certain terminations of employment.
56 Realty Income │ 2021 Proxy Statement

Executive Compensation

The following is a list of the scenarios under which the named executive officers have rights to receive severance compensation.
✓	Qualifying Termination
✓	Change in Control Termination
✓	Death
✓	Disability
Further detail surrounding the payments and benefits upon the occurrence of each scenario can be found in the section titled “Potential Payments Upon Termination or Change in Control” on page 64. The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the Severance Plan did not influence and were not influenced by other elements of compensation. The Severance Plan was designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity, (iii) align with best practices, and (iv) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.
Severance and Retirement Arrangements
Mr. Meurer departed from his role as Chief Financial Officer of the company effective January 29, 2020. Mr. Meurer continued to serve as a senior advisor to the company at his most current annual base salary rate during a transition period which ended on March 31, 2020. Pursuant to the terms of his severance agreement, which includes a general release of claims by Mr. Meurer in favor of the Company, Mr. Meurer became eligible to receive the following payments and benefits in connection with his termination of employment upon the completion of the transition period: (a) a lump-sum cash severance payment of $1,591,393, and (b) group medical insurance paid for by us through the earlier of March 31, 2021 or until Mr. Meurer is covered by another group medical insurance plan. In addition, under the Severance Plan, each outstanding time-based equity award held by Mr. Meurer vested in full as of the date of his termination of employment. The Company also agreed to pay Mr. Meurer, at the end of the transition period and subject to a release of claims, an annual cash bonus in the amount of $1,087,125 for the Company’s 2019 fiscal year and to grant him his annual 2019 equity grant in the form of restricted stock covering a number of shares of the Company’s common stock equal to $357,750 divided by the closing price of a share of the Company’s common stock on the date of grant. In addition, the performance-vesting restricted stock units granted to Mr. Meurer as of February 6, 2018 will vest based on actual Company performance as of the date of his termination of employment, without pro ration based on the period of his employment. Please refer to footnote 6 to the “Termination and Change in Control Scenario Table” on page 67 for additional details regarding his severance payments.
In connection with Mr. Pfeiffer’s retirement and continued assistance with Ms. Bushore’s transition and the transition of the Company’s new Chief Financial Officer, Ms. Kelly, the Committee approved the following compensation for Mr. Pfeiffer: a 2021 target annual cash bonus equal to $495,000 (assuming June 30, 2021 Separation Date), 2019 and 2020 performance share awards previously granted to Mr. Pfeiffer will vest based on actual performance without pro ration, and a 2021 long-term incentive plan award of restricted stock units with a value equal to $165,000. Mr. Pfeiffer will not otherwise participate in the 2021 long-term incentive performance share program. Mr. Pfeiffer is retirement eligible and entitled to receive accelerated vesting of outstanding equity awards, as disclosed more fully under “Potential Payments Upon Termination or Change in Control” on page 64.
Other Benefits and Policies
We provide medical and other benefits to our named executive officers that are similar to those benefits offered to all of our full-time employees, including a 401(k) plan with a matching contribution by the company and coverage under a health and disability insurance program.
Executive Stock Ownership Requirements
Effective January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s CEO and the other named executive officers to closely align the interests of these individuals with the best interests of the company. The minimum share requirement is five times base salary for our CEO and three times base salary for the other named executive officers using their salary on January 1, 2013 or the date they became
Realty Income │ 2021 Proxy Statement 57

Executive Compensation

subject to the stock ownership requirements. Each executive has five years from the later of the date of adoption or date of appointment to an executive-level position to achieve the requirement.
All vested and unvested restricted share and RSU awards, and earned performance share units subject to time vesting qualify towards satisfaction of the requirement. Performance shares do not qualify towards the requirement. Compliance is evaluated on an annual basis as of December 31 of each year. The following table sets forth the requirements for each of our named executive officers:
NAMED EXECUTIVE OFFICER	GUIDELINE	MINIMUM STOCK OWNERSHIP REQUIREMENT(1)	STOCK OWNERSHIP AS OF DECEMBER 31, 2020(2)
Sumit Roy	5x base salary	74,205	132,937
Michael R. Pfeiffer	3x base salary	26,448	36,901
Neil M. Abraham	3x base salary	18,817	33,131
Mark E. Hagan	3x base salary	22,619	10,721
(1)
The requirement for each NEO was determined first in dollars as a multiple of the executive’s annual base salary as of the date he became subject to this requirement, and then by converting such amount to a fixed number of shares based on the company’s average closing common stock price per share for the 60 trading days prior to such date. An executive’s stock ownership requirement will only be re-established upon a change to a different executive position.

(2)
As of December 31, 2020, all of our named executive officers satisfied their ownership requirements, except for Mr. Hagan, who became subject to the requirements on May 21, 2018 and has until May 21, 2023 to achieve the requirement.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the right to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. The Board of Directors, after considering the potential impact of the application of Section 162(m) and future guidance of the new rules, reserves the right to provide compensation to executive officers that may not be tax deductible if it believes providing that compensation is in the best interests of the company.
58 Realty Income │ 2021 Proxy Statement

Compensation Committee Report
The Compensation Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2021 Annual Meeting of Stockholders and in Realty Income’s 2020 Annual Report on Form 10-K.
Submitted on March 16, 2021 by the members of the Compensation Committee of Realty Income’s Board of Directors.
Priya Cherian Huskins, Chair
Gerardo I. Lopez
Michael D. McKee
Gregory T. McLaughlin
The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the same by reference.

Realty Income │ 2021 Proxy Statement 59

Compensation Tables
Summary Compensation Table
The following table sets forth information concerning the compensation of our President and Chief Executive Officer, Senior Vice President and Controller who served as Interim Principal Financial Officer and Treasurer, former Chief Financial Officer and three other most highly compensated executive officers (collectively, the named executive officers). In general, non-equity incentive plan compensation aligns with the performance year noted; however, stock awards are included in the year of grant which may not align with the performance year to which they relate.
NAME AND PRINCIPAL POSITION IN 2020	YEAR	SALARY(1)	BONUS	STOCK AWARDS(2)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4)	ALL OTHER COMPENSATION(5)	TOTAL
Sumit Roy President, Chief Executive Officer	2020	$900,000	$ -	$4,867,776	$1,742,222	$277,649	$7,787,647
	2019	850,000	-	3,631,122	2,863,438	169,801	7,514,361
	2018	613,288	-	4,351,917	1,892,799	152,015	7,010,019
Michael R. Pfeiffer Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2020	515,000	-	1,137,861	539,691	137,163	2,329,715
	2019	500,000	-	1,039,727	977,900	108,691	2,626,318
	2018	450,000	-	879,062	900,000	117,518	2,346,580
Neil M. Abraham Executive Vice President, Chief Strategy Officer	2020	475,000	-	1,142,408	452,146	124,199	2,193,753
	2019	410,000	-	988,353	813,313	45,010	2,256,676
	2018	385,000	-	903,403	635,250	9,240	1,932,893
Mark E. Hagan Executive Vice President, Chief Investment Officer	2020	430,000	-	1,044,585	456,403	10,068	1,941,056
	2019	410,000	-	909,664	730,750	9,918	2,060,332
	2018	237,910	-	1,030,438	606,375	37,237	1,911,960
Sean P. Nugent Senior Vice President, Interim Principal Financial Officer and Treasurer	2020	225,000	135,000	145,000	-	6,563	511,563
Paul M. Meurer Executive Vice President, Chief Financial Officer and Treasurer	2020	137,500	-	357,750	-	2,253,898	2,749,148
	2019	550,000	-	1,408,079	1,087,125	133,773	3,178,977
	2018	525,000	-	1,333,261	1,082,813	137,349	3,078,423
(1)	The amounts shown include amounts earned, but a portion of such amount may be deferred, at the election of the officers under our 401(k) retirement plan.
(2)
With the exception of Mr. Nugent, the amounts shown represent the grant date fair value of restricted stock grants on February 13, 2020 under our annual time-based restricted stock program and the grant date fair value of performance share grants on February 13, 2020, in each case, calculated in accordance with Accounting Standards Codification (ASC) Topic 718. Mr. Meurer was not granted any performance shares on February 13, 2020. Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $83.37 per share, using a multifactor Monte Carlo simulation model, based on market conditions associated with a TSR performance goal, valued at $59.73 per share, plus $23.64 per share for the two performance conditions of debt-to-Adjusted EBITDAre ratio and dividend growth rate, which reflect the probable outcome of such performance conditions. This column excludes the value of $7.30 per share determined for the Dividend Equivalent Rights (DERs), associated with the market conditions. The Monte Carlo inputs for the 2020 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 1.4%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 3.9% for Realty Income, based on historical and current yields of the company; and (iv) a volatility of 17% for Realty Income, based on the historical volatility of the company’s common stock. The maximum grant date fair values of the performance shares, assuming maximum performance of all conditions and employing the $83.37 per share valuation for the February 13, 2020 grants are as follows:

NAMED EXECUTIVE OFFICER	GRANT DATE FAIR VALUE	MAXIMUM VALUE
Sumit Roy	$3,867,776	$7,735,553
Michael R. Pfeiffer	864,861	1,729,722
Neil M. Abraham	888,033	1,776,067
Mark E. Hagan	808,335	1,616,670
For Mr. Nugent, this column represents discretionary grants of restricted shares during 2020.
(3)
The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on

60 Realty Income │ 2021 Proxy Statement

Compensation Tables

February 17, 2021, which represents the restricted share awards earned by each of the named executive officers, including the restricted share units earned by Mr. Pfeiffer, based on 2020 performance under our annual time-based restricted stock program. See footnote 3 to the “Grants of Plan-Based Awards Table.”
(4)
This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which is paid the following year. The amounts earned under the 2020, 2019 and 2018 STIP were paid entirely in the form of cash. See “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 46 for more information.

(5)
The following table sets forth matching contributions by us to the named executive officers’ 401(k) savings account, the cost of term life insurance paid by us in 2020, and dividends paid on earned performance shares.

NAMED EXECUTIVE OFFICER	401(k) MATCHING CONTRIBUTIONS	GROUP TERM LIFE INSURANCE PAYMENTS	DIVIDENDS ON EARNED PERFORMANCE SHARES	OTHER (a)
Sumit Roy	$8,550	$1,518	$267,581	$ -
Michael R. Pfeiffer	8,550	4,356	124,257	-
Neil M. Abraham	8,550	1,518	114,131	-
Mark E. Hagan	8,550	1,518	-	-
Sean P. Nugent	5,573	990	-	-
Paul M. Meurer	8,550	710	557,318	1,687,320
(a)
“Other” for Mr. Meurer includes his one-time severance payment of $1,591,393, the value of accrued and unused PTO in the amount of $8,990, continued health and welfare benefits for twelve months in the amount of $29,092, and attorney fees paid in connection with his departure from the company in the amount of $57,845. For further information on Mr. Meurer’s separation from the company, see “Termination and Change in Control Scenario Table – Meurer Severance Agreement” on page 67.

Realty Income │ 2021 Proxy Statement 61

Compensation Tables

Grants of Plan-Based Awards Table
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during 2020. These awards consist of cash bonus amounts pursuant to the 2020 STIP, time-based restricted stock awards pursuant to the 2019 compensation program, and performance shares granted pursuant to the 2020 LTIP. Additionally, we have provided supplemental information in footnote 3 with respect to stock awards pursuant to the 2020 STIP granted in February 2021 and time-based restricted stock awards granted in February 2021 that is considered 2020 compensation.
NEO	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4)(5)
		THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Sumit Roy	2/13/2020	—	—	—	—	—	—	12,692	$1,000,000
	2/13/2020	—	—	—	23,197	46,394	92,788	—	3,867,776
		$800,000	$1,600,000	$3,200,000	—	—	—	—	—
Michael R. Pfeiffer	2/13/2020	—	—	—	—	—	—	3,465	273,000
	2/13/2020	—	—	—	5,187	10,374	20,748	—	864,861
		258,500	517,000	1,034,000	—	—	—	—	—
Neil M. Abraham	2/13/2020	—	—	—	—	—	—	3,229	254,375
	2/13/2020	—	—	—	5,326	10,652	21,304	—	888,033
		213,500	427,000	854,000	—	—	—	—	—
Mark E. Hagan	2/13/2020	—	—	—	—	—	—	2,998	236,250
	2/13/2020	—	—	—	4,848	9,696	19,392	—	808,335
		212,500	425,000	850,000	—	—	—	—	—
Sean P. Nugent	2/13/2020	—	—	—	—	—	—	1,840	145,000
Paul M. Meurer	2/13/2020	—	—	—	—	—	—	4,541	357,750
(1)
These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2020 performance. These targets were established by the Compensation Committee on February 13, 2020. Total amounts earned under the STIP are paid entirely in the form of cash. The STIP is described in more detail in the “Compensation Discussion and Analysis—Short-Term Incentive Program” on page 46. The actual cash paid in February 2021 for performance in 2020 are listed under 2020 in the “Summary Compensation Table” on page 60 as “Non-Equity Incentive Plan Compensation.”

(2)
Amounts shown as granted on February 13, 2020 reflect the Threshold, Target, and Maximum awards for the 2020-2022 performance shares granted under the LTIP and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis—Long-Term Incentive Program” beginning on page 51. Threshold reflects 50% of the target performance shares granted, and maximum reflects 200% of the target performance shares granted. Each performance share earned vests 50% at the end of the applicable performance period and 50% one year later.

(3)
The February 13, 2020 stock awards shown in the first row of this column reflect the annual grants of time-based restricted stock made in February 2020, at a price of $78.79 per share, based on 2019 performance. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on February 17, 2021, representing the annual grants of time-based restricted stock intended as 2020 compensation and granted in February 2021. Thus, the following chart reflects all grants made as compensation for 2020 performance:

NAMED EXECUTIVE OFFICER	TIME-BASED RESTRICTED SHARES GRANTED UNDER 2020 LTIP(a)	PERFORMANCE SHARES GRANTED UNDER 2020 LTIP	TOTAL STOCK AWARD COMPENSATION FOR 2020 PERFORMANCE	TOTAL 2020 STOCK AWARD COMPENSATION PRESENTED IN SUMMARY COMPENSATION TABLE
Sumit Roy	$1,250,000	$3,867,776	$5,117,776	$4,867,776
Michael R. Pfeiffer(b)	279,500	864,861	1,144,361	1,137,861
Neil M. Abraham	287,000	888,033	1,175,033	1,142,408
Mark E. Hagan	261,250	808,335	1,069,585	1,044,585
(a)
The grant date fair value of restricted stock has been calculated by multiplying the closing market price of our common stock at February 17, 2021 of $61.76 by the number of shares of restricted stock awarded in February 2021 for 2020 performance, as prescribed under ASC Topic 718.

(b)
Given that Mr. Pfeiffer is retirement eligible prior to the final vesting date of shares granted, he was granted RSUs instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting. In January 2021, Mr. Pfeiffer announced his planned retirement on or around June 30, 2021. Mr. Pfeiffer’s unvested restricted stock unit awards fully vest upon his retirement.

(4)
For restricted stock granted on February 13, 2020, the grant date fair value has been calculated by multiplying the closing market price of our common stock on the grant date of $78.79 per share by the number of restricted stock awards. Fair value for performance shares granted on February 13, 2020 was estimated on the date of grant at $83.37 per share, using a multifactor Monte Carlo

62 Realty Income │ 2021 Proxy Statement

Compensation Tables

simulation model for the market conditions associated with the TSR performance goal, valued at $59.73 per share, plus $23.64 per share for the performance conditions of debt-to-Adjusted EBITDAre ratio and dividend growth rate, reflecting the probable outcome of such performance conditions, and excludes the value of $7.30 per share determined for the DERs associated with the market conditions. The Monte Carlo inputs for the 2020 performance shares grant date fair value include: (i) an expected life of 2.9 years, based on the remaining term as of the grant date; (ii) a risk-free rate of 1.4%, based on the yield on zero-coupon U.S. Treasury securities with a term equal to the expected life of the performance shares; (iii) a dividend yield of 3.9% for Realty Income, based on historical and current yields of the company; and (iv) a volatility of 17% for Realty Income, based on the historical volatility of our common stock. The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.
(5)
The Compensation Committee grants restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for restricted stock granted is 25% per year over a four-year period, commencing on January 1 of the year following the grant, subject to acceleration upon certain events, such as retirement, and qualifying terminations.

Outstanding Equity Awards Table as of December 31, 2020
The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each named executive officer as of December 31, 2020. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2020.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED AS OF DECEMBER 31, 2020(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES THAT HAVE NOT VESTED(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OF UNEARNED SHARES THAT HAVE NOT VESTED(2)(3)
Sumit Roy(4)	89,112	$5,540,093	188,075	$11,692,623
Michael R. Pfeiffer(5)	17,991	1,118,500	50,946	3,167,313
Neil M. Abraham(6)	18,196	1,131,245	51,131	3,178,814
Mark E. Hagan(7)	8,691	540,319	45,704	2,841,418
Sean P. Nugent(8)	5,372	333,977	—	—
Paul M. Meurer	—	—	—	—
(1)
The amounts in this column represent the portion of restricted stock awards and units that were granted from 1/14/16 through 2/13/20 to the named executive officers and that were unvested at 12/31/20, and the unvested performance shares and units earned for the 2017-2019 performance period that remained subject to service vesting conditions. In February 2020, the Compensation Committee certified the achievement for the 2017-2019 performance shares that were granted in February 2017 based on our performance relative to the metrics during the three-year performance period.

(2)
Market value has been calculated by multiplying the closing market price of our common stock at 12/31/20 of $62.17 per share by the outstanding shares of restricted stock awards for each named executive officer.

(3)
This column includes unvested performance shares and units earned for the 2018-2020 performance period based on actual performance. In February 2021, the Compensation Committee certified the achievement for the 2018-2020 performance shares that were granted in February 2018, based on our performance relative to the metrics during the three-year performance period. This column also includes the performance shares as if they were earned at the target level for the 2019-2021 performance period, since company performance is currently between threshold and target levels for this performance period. The performance shares for the 2020-2022 performance period represent shares earned at the maximum level since company performance is between target and maximum levels for this performance period. The number of performance shares earned for these open performance periods will be determined at the end of each performance period, and will vest in 50% increments on the first and second January after the three-year performance periods.

(4)
The restricted stock awards for Mr. Roy vest according to the following schedule: 18,241 shares vested on 1/1/21, 17,376 shares vest on 10/16/21, 7,384 shares vest on 1/1/22, 17,376 shares vest on 10/16/22, 5,022 shares vest on 1/1/23, and 3,173 shares vest on 1/1/24. The 20,540 unvested performance shares earned for the 2017-2019 performance period vested on 1/1/21.

(5)
The restricted stock and restricted stock unit awards for Mr. Pfeiffer vest according to the following schedule: 5,109 shares vested on 1/1/21, 2,401 shares vest on 1/1/22, 1,456 shares vest on 1/1/23, and 809 shares vest on 1/1/24. The 8,216 unvested performance shares earned for the 2017-2019 performance period vested on 1/1/21. In January 2021, Mr. Pfeiffer announced his planned retirement on or around June 30, 2021. Mr. Pfeiffer’s unvested restricted stock and restricted stock unit awards fully vest upon his retirement.

(6)
The restricted stock awards for Mr. Abraham vest according to the following schedule: 5,208 shares vested on 1/1/21, 2,455 shares vest on 1/1/22, 1,510 shares vest on 1/1/23 and 807 shares vest on 1/1/24. The 8,216 unvested performance shares earned for the 2016-2018 performance period vested on 1/1/21.

(7)
The restricted stock awards for Mr. Hagan vest according to the following schedule: 1,373 shares vested on 1/1/21, 1,912 shares vest on 5/21/21, 1,373 shares vest on 1/1/22, 1,912 shares vest on 5/21/22, 1,372 shares vest on 1/1/23 and 749 shares vest on 1/1/24.

(8)
The restricted stock awards for Mr. Nugent vest according to the following schedule: 2,164 shares vested on 1/1/21, 1,839 shares vest on 1/1/22, 909 shares vest on 1/1/23 and 460 shares vest on 1/1/24.

Realty Income │ 2021 Proxy Statement 63

Compensation Tables

Stock Vested During 2020 Table
The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each named executive officer during the year ended December 31, 2020. None of the named executive officers held or exercised any stock options in 2020.
	STOCK AWARDS
NAMED EXECUTIVE OFFICER	NUMBER OF SHARES ACQUIRED ON VESTING(1)(2)	VALUE REALIZED ON VESTING(3)
Sumit Roy	51,337	$3,865,290
Michael R. Pfeiffer	20,522	1,545,163
Neil M. Abraham	17,991	1,358,806
Mark E. Hagan	2,534	144,744
Sean P. Nugent	2,914	206,297
Paul M. Meurer	107,590	6,070,749
(1)
For Messrs. Roy, Pfeiffer and Abraham, this includes the portion of their stock awards that vested on January 1, 2020, February 13, 2020, and November 10, 2020. For Mr. Hagan, this includes the portion of his stock awards that vested on January 1, 2020 and May 21, 2020. For Mr. Meurer, this includes 15,819 stock awards that vested on January 1, 2020 in accordance with the normal vesting schedule of the respective award agreements, 11,417 shares that vested on February 13, 2020 immediately upon the Compensation Committee's certification for the achievement of the 2017-2020 performance shares that were granted February 2017 and 80,354 that vested on March 31, 2020 in accordance with the terms of his Severance Agreement, as more fully described on page 68. For Mr. Nugent, this includes 1,992 stock awards that vested on January 1, 2020 and 922 stock awards that vested on November 10, 2020.

(2)	The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.
(3)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates by the number of shares that vested.
No Pension Benefits or Nonqualified Deferred Compensation
We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interests.
Potential Payments Upon Termination or Change in Control
Executive Severance Plan. In January 2019, the Compensation Committee adopted the Company’s Executive Severance Plan (the “Severance Plan”), which provides severance compensation upon the occurrence of certain events, subject to the executive’s execution and nonrevocation of a general release of claims in favor of the company. In addition, our award agreements provide certain rights in connection with a change of control and certain terminations of employment. The Severance Plan provided that the named executive officers would be entitled to receive severance payments upon a “Qualifying Termination” which was defined as:
✓ a termination by us without “cause,” or
✓ a “constructive termination” by the executive, as applicable.
64 Realty Income │ 2021 Proxy Statement

Compensation Tables

Severance Plan for Mr. Roy. For Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonus paid to Mr. Roy
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until he becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to thirty-six months’ base salary
•	an amount equal to three times the average of the last three years’ cash bonuses paid to Mr. Roy
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until Mr. Roy becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

•	in the case of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled
Realty Income │ 2021 Proxy Statement 65

Compensation Tables

Severance Plan for Named Executive Officers.For our named executive officers other than Mr. Roy, the Severance Plan stipulated the following severance payments and benefits upon the occurrence of each scenario listed below:
Qualifying Termination Not in Connection with a Change in Control
•	a severance payment equal to twelve months’ base salary
•
an amount equal to the average of the last three years’ cash bonus paid (or, with respect to an executive who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the fiscal years of the company immediately preceding the termination date, the average annual cash bonus earned by such executive for such fiscal year(s))

•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the termination date, pro-rated based on the amount of time the executive was employed during the performance period through the termination date

Qualifying Termination in Connection with a Change in Control
•	a severance payment equal to twenty-four months’ base salary
•	an amount equal to two times the average of the last three years’ cash bonuses paid
•	any accrued but unpaid wages and accrued but unused vacation pay
•
continuation of medical insurance coverage, at our expense, for a period of eighteen months from the date of termination or until the named executive officer becomes covered under another group medical insurance plan, whichever occurs first

•
all unvested time-based restricted stock and restricted stock units shall immediately vest, and outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control

Death or Disability
•	accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability
•
if the executive dies or becomes disabled during the performance period, the executive will vest in all of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested earned performance shares

•
in the case of death, the executives’ heirs will be entitled to life insurance benefits under our group life insurance program and all shares of unvested time-based restricted stock held by the employee will immediately vest in full

•	in the case of disability, all shares of unvested time-based restricted stock and restricted stock units will continue to vest as scheduled
Additionally, compensation and benefits under the Severance Plan are contingent upon the executive's execution, and non-revocation, of a standard release of claims in favor of the company and continued compliance with restrictive covenants, including customary confidentiality provisions.
Change in Control without a Qualifying Termination. Outstanding performance shares accelerate based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.
Retirement. Other than Mr. Pfeiffer, none of the named executive officers were retirement eligible as of December 31, 2020. In the event that an executive officer retires, which can occur after a named executive officer turns 60 and has provided ten years of service, the named executive officer is entitled to receive accelerated vesting of 100% of any equity awards granted. In the event of a retirement (employing the same 60-year-old with ten years of service definition), restricted stock awards granted will become fully vested.
66 Realty Income │ 2021 Proxy Statement

Compensation Tables

Additionally, in the event that a named executive officer retires during an outstanding performance period, the number of performance shares will vest based on the executive’s achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period. If the named executive officer retires after the completion of the performance period, but prior to the vesting of performance shares earned, unvested performance shares will vest on the date of retirement. In connection with Mr. Pfeiffer’s retirement, the company and Mr. Pfeiffer have agreed that the performance shares granted under the 2019 and 2020 LTIP program will vest based on the achievement of the performance goals through the retirement date and will not be pro-rated for the amount of time that Mr. Pfeiffer was employed with the company.
Termination for Cause. Upon termination for failure to perform duties, the named executive officer would not be entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation as of the date of such termination, and the pro-rated vesting of the portion of unvested restricted shares that are scheduled to vest at the next vesting date.
Termination by Named Executive Officer. The named executive officer could also terminate the agreement at any time, upon two weeks’ notice to the company, which would not result in any severance payments.
Termination and Change in Control Scenario Table
The table below estimates the payment and benefits to each of the named executive officers, assuming that on December 31, 2020 (i) a Qualifying Termination occurred, not in connection with a change in control, (ii) a change in control and Qualifying Termination (Change in Control Termination) occurred, (iii) a change in control occurred, or (iv) employment was terminated due to death or disability. Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under other insurance policies. With the exception of medical benefits, which are paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2020 was $62.17 per share and is used to calculate equity values for the following table.
Payments made to Mr. Meurer under the Severance Agreement in connection with his departure from the company are described below under “Potential Payments Upon Termination or Change in Control - Meurer Severance Agreement.”
Realty Income │ 2021 Proxy Statement 67

Compensation Tables

NEO AND TRIGGER	SEVERANCE PAYMENTS(1)	BONUS PAYMENTS(2)	MEDICAL BENEFITS(3)	VALUE OF ACCELERATED EQUITY AWARDS(4)	LIFE INSURANCE BENEFIT(5)	TOTAL
Sumit Roy
Qualifying Termination	$1,800,000	$4,332,306	$30,736	$12,333,243	$—	$18,496,285
Change in Control Termination	2,700,000	6,498,459	30,736	12,333,243	—	$21,562,438
Change in Control	—	—	—	8,070,122	—	$8,070,122
Death	—	—	—	14,348,401	600,000	$14,948,401
Disability	—	—	—	14,348,401	—	$14,348,401
Michael R. Pfeiffer
Qualifying Termination	515,000	805,864	16,756	3,138,217	—	$4,475,837
Change in Control Termination	1,030,000	1,611,728	25,134	3,138,217	—	$5,805,079
Change in Control	—	—	—	2,530,506	—	$2,530,506
Death	—	—	—	3,640,862	600,000	$4,240,862
Disability	—	—	—	3,640,862	—	$3,640,862
Neil M. Abraham
Qualifying Termination	475,000	633,570	20,490	3,159,044	—	$4,288,104
Change in Control Termination	950,000	1,267,140	30,736	3,159,044	—	$5,406,920
Change in Control	—	—	—	2,538,588	—	$2,538,588
Death	—	—	—	3,647,825	600,000	$4,247,825
Disability	—	—	—	3,647,825	—	$3,647,825
Mark E. Hagan
Qualifying Termination	430,000	597,843	20,490	2,329,054	—	$3,377,387
Change in Control Termination	860,000	1,195,686	30,736	2,329,054	—	$4,415,476
Change in Control	—	—	—	1,788,735	—	$1,788,735
Death	—	—	—	2,778,937	600,000	$3,378,937
Disability	—	—	—	2,778,937	—	$2,778,937
(1)
For Mr. Roy, amount represents 24 months base salary in the case of a Qualifying Termination and 36 months base salary in the case of a Change in Control Termination. For all named executive officers other than Mr. Roy, amount represents 12 months base salary in the case of a Qualifying Termination and 24 months base salary in the case of a Change in Control Termination.

(2)
Amount represents the applicable scenario multiple of the average of annual bonuses paid based on performance for 2020, 2019 and 2018 (includes amounts presented as non-equity incentive compensation awarded for 2020, 2019 and 2018 performance in the “Summary Compensation Table”).

(3)
For Mr. Roy, amount represents estimated continuation of group medical insurance coverage at our expense for a period of 18 months whether such termination is a Qualifying Termination or a Change in Control Termination. For all named executive officers other than Mr. Roy, amount represents estimated continuation of group medical insurance coverage at our expense for a period of 12 months in the case of a Qualifying Termination and for 18 months in the case of a Change in Control Termination.

(4)
Amount represents the aggregate value of the acceleration of vesting of the named executive officer’s outstanding restricted stock and restricted stock units. For purposes of this calculation, each named executive officer’s total unvested restricted stock awards on December 31, 2020 are multiplied by our common stock closing price on December 31, 2020 of $62.17 per share. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the outstanding performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table as of December 31, 2020” on page 63, which reflects unvested performance shares and units earned for the 2017-2019 and 2018-2020 performance periods based on actual performance, performance shares as if they were earned at the target level for the 2019-2021 performance periods, since our performance is currently between threshold and target levels for this performance period. The performance shares for the 2020-2022 performance period represent shares earned at the maximum level since our performance is between target and maximum levels for this performance period. The performance shares are pro-rated for the amount of time passed under each outstanding performance period. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2020 stock price, and the value of the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability, based on the December 31, 2020 stock price. The vesting schedule is set forth under the “Outstanding Equity Awards Table as of December 31, 2020” on page 63.

(5)
Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2020. This amount is calculated as two times the sum of the 2020 base salary and 2019 bonus of each named executive officer plus $15,000, up to a maximum amount of $600,000. Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

Meurer Severance Agreement.Pursuant to the terms of his severance agreement, which included a general release of claims by Mr. Meurer in favor of the Company, Mr. Meurer received the following severance compensation according to his qualifying termination under Section 4.2 of the Severance Plan: (a) a lump-sum cash severance payment of $1,591,393, (b) group medical insurance paid for by us through the earlier of March 31, 2021 or until Mr. Meurer is covered by another group medical insurance plan and, (c) equity awards
68 Realty Income │ 2021 Proxy Statement

Compensation Tables

as further described below. In accordance with the Severance Plan, each outstanding equity-based award held by Mr. Meurer that is subject to time-based vesting vested in full as of March 31, 2020, the date of his termination of employment, and his outstanding performance shares were accelerated based on achievement of the performance goals through March 31, 2020, the termination date, pro-rated based on the amount of time Mr. Meurer was employed during the performance period through the termination date. For the performance shares granted February 16, 2018, the award was not pro-rated based on the amount of time he was employed, and Mr. Meurer received the full amount of the grant based on achievement of the performance goals through March 31, 2020. Because Mr. Meurer executed his additional release of claims upon the completion of his transition period and per the Severance Agreement, we paid Mr. Meurer his annual cash bonus in the amount of $1,087,125 for our 2019 fiscal year, as reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 60, and granted him his annual 2019 equity grant in the form of restricted stock covering a number of shares of the our common stock equal to $357,750 divided by the closing price of a share of the our common stock on March 31, 2020, as reported in the “Stock Awards” column of the “Summary Compensation Table” on page 60. The following table summarizes the amount of compensation and benefits paid or payable to Mr. Meurer under the Severance Agreement.
	SEVERANCE PAYMENTS	MEDICAL BENEFITS(1)	TREATMENT OF EQUITY AWARDS(2)	TOTAL
Paul M. Meurer	$1,591,393	$29,092	$4,006,450	$5,626,935
(1)	Value based on company-paid premiums at 2020 enrollment rates for a period of 12 months.
(2)
Each outstanding company equity-based award held by Mr. Meurer as of the date of his departure from the company was treated in accordance with the terms of the applicable award agreements pursuant with his qualifying termination under Section 4.2 of the Severance Plan. The market value of these equity-based awards has been calculated by multiplying the closing market price for a share of our common stock on March 31, 2020, the date of Mr. Meurer's departure, by the outstanding shares that vested on such date.

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. For 2020, we used the same median employee that was identified in 2018 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We then determined the annual total compensation of our median employee, which includes base salary for 2020, annual cash bonus earned for 2020, the grant date fair value of equity awards granted during the 2020 measurement period, health care costs paid by the us, matching 401(k) contributions, and the taxable cost of group term life insurance. The annual total compensation of our median employee for 2020 was $106,238. The annual total compensation for 2020 for Mr. Roy, our CEO, was $7,810,636, which includes compensation as disclosed in the “Summary Compensation Table” on page 60. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 74 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Realty Income │ 2021 Proxy Statement 69

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively Insiders) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of Forms 3, 4, and 5 and the amendments thereto filed electronically with the SEC and written representations from certain reporting persons, we believe that during the year ended December 31, 2020, all Section 16(a) filing requirements were complied with by our named executive officers, directors and beneficial owners of more than ten percent of our stock, except for one:
Late Form 4 that, due to administrative oversight, was filed by Priya Cherian Huskins on February 12, 2021 with respect to four transactions to report the inadvertent purchases of our common stock through a managed account.
Related Party Transactions
We have adopted a written policy regarding the review, approval, and ratification of any related party transaction. Under this policy, the Audit Committee reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics. The Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is (i) any person who is, or at any time since the beginning of the company’s last fiscal year was, a director or executive officer or a nominee to become our director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
We had no related party transactions in 2020.
70 Realty Income │ 2021 Proxy Statement

Security Ownership of Certain Beneficial
Owners and Management
The following table sets forth, as of March 12, 2021, based on 373,501,221 shares of common stock outstanding as of the close of business on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, nominee, and named executive officer, (ii) all current directors and executive officers of Realty Income as a group, and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares:
NAME OF BENEFICIAL OWNER	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
Sumit Roy(1)	142,341	*
Michael R. Pfeiffer(2)	37,965	*
Christie B. Kelly(3)	8,000	*
Neil M. Abraham(4)	34,310	*
Mark E. Hagan(5)	17,428	*
Michael D. McKee(6)	153,500	*
Kathleen R. Allen(7)	86,000	*
A. Larry Chapman(8)	9,757	*
Reginald H. Gilyard(9)	12,000	*
Priya Cherian Huskins(10)	31,400	*
Gerardo I. Lopez(11)	12,000	*
Ronald L. Merriman(12)	22,075	*
Gregory T. McLaughlin(13)	21,886	*
All current directors and executive officers of the company, as a group (16 persons)	615,437	0.2
*	Less than one-tenth of one percent
STOCKHOLDERS HOLDING 5% OR MORE	SHARES OF BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY	PERCENT OF CLASS
The Vanguard Group, Inc.(14) 100 Vanguard Blvd. Malvern, PA 19355	54,456,584	15.52%
BlackRock, Inc.(15) 55 East 52nd Street New York, NY 10055	34,281,689	9.80%
State Street Corporation (16) One Lincoln St. Boston, MA 02111	24,523,999	6.99%
(1)	Mr. Roy’s total includes 70,571 shares of unvested restricted stock and 71,770 shares of stock directly owned.
(2)
Mr. Pfeiffer’s total includes 28,806 shares owned of record by the Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power and 9,159 shares of restricted stock units.

(3)	Ms. Kelly’s total includes 6,667 shares of unvested restricted stock and 1,333 shares of stock directly owned.
(4)	Mr. Abraham’s total includes 9,419 shares of unvested restricted stock and 24,891 shares of stock directly owned.
(5)	Mr. Hagan’s total includes 11,548 shares of unvested restricted stock and 5,880 shares of stock directly owned.
(6)
Mr. McKee’s total includes 121,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(7)	Dr. Allen’s total includes 86,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.
Realty Income │ 2021 Proxy Statement 71

(8)
Mr. Chapman’s total includes 667 shares of unvested restricted stock and 9,090 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(9)	Mr. Gilyard’s total includes 8,001 shares of unvested restricted stock and 3,999 shares of stock.
(10)
Ms. Huskins’s total includes 31,400 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(11)	Mr. Lopez’s total includes 8,001 shares of unvested restricted stock and 3,999 shares of stock.
(12)	Mr. Merriman’s total includes 22,075 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.
(13)	Mr. McLaughlin’s total includes 21,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.
(14)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (Vanguard) has sole power to dispose or direct the disposition of 52,167,354 shares of our common stock and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,334,833 and 2,289,230 shares of our common stock, respectively. The Vanguard group does not have the sole power to vote or direct the vote of any shares of our common stock.

(15)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 1, 2021 BlackRock, Inc. has sole power to vote or direct the vote of 31,231,787 shares of our common stock, and sole power to dispose or direct the disposition of 34,281,689 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.

(16)
Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 10, 2021, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 22,043,018 and the shared power to dispose or direct the disposition of 24,511,953 shares of our common stock.

Equity Compensation Plan Information as of
December 31, 2020
The following table sets forth certain equity compensation plan information as of December 31, 2020. We historically have only granted shares of restricted stock, restricted stock units, and long-term performance shares under the equity plan.
PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)
Equity compensation plans approved by security holders	310,429(2)	n/a	594,052(3)
Equity compensation plans not approved by security holders	—	n/a	—
Total	310,429		594,052
(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)
Represents shares of common stock that were subject to awards of RSUs, and potential awards under our LTIPs assuming the issuance of shares based on target performance, but excluding unvested restricted stock.

(3)
Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 291,759 performance shares assuming target performance, and 18,670 restricted stock units outstanding at December 31, 2020.

72 Realty Income │ 2021 Proxy Statement

Audit Related Matters
Annual Review of Independent Registered Public Accounting Firm
In connection with its oversight responsibilities, the Audit Committee assesses the performance of our independent registered public accounting firm on an annual basis. In conducting its assessment, the Audit Committee considers various audit quality indicators, including:
✓ Global firm reputation;
✓ Global and national support;
✓ Competency and service by the engagement team, including industry expertise;
✓ Management’s input as to the firm’s technical expertise and knowledge; and
✓ Quality and breadth of services provided relative to the cost of those services.
The results of this assessment were taken into consideration when determining whether to reappoint KPMG LLP for the year ending December 31, 2021. Based on its evaluation, the Audit Committee believes that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the company.
Fees Paid to Independent Registered Public Accounting Firm
The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2020 and 2019 were as follows:
	2020(1)	2019(1)
Total audit fees(2)	$3,506,414	$3,133,013
Tax fees(3)	669,961	633,581
(1)	There were no additional audit-related fees or other fees incurred during 2020 or 2019 other than those set forth above.
(2)
Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, the issuances of comfort letters to underwriters, the reviews of registration statements in connection with the issuance of consents totaling approximately $435,000 in 2020 and $323,000 in 2019, statutory audit fees of $474,814 in 2020 and $177,317 in 2019 for 12 entities in the United Kingdom, and the audit of internal controls.

(3)	Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.
Pre-approval Policies and Procedures
The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to the company. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and ensuring the engagement should not involve work that would result in our registered public accounting firm eventually auditing its own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis.
The Audit Committee has established the following thresholds for pre-approval of non-audit services to be performed by our auditor in accordance with our pre-approval policies and procedures:
✓	Select members of management have authority up to $100,000;
✓	The Audit Committee Chair has authority up to $250,000; and
✓	Engagement services of greater than $250,000 require approval from the Audit Committee.
Realty Income │ 2021 Proxy Statement 73

Audit Related Matters

The decisions made pursuant to these delegated authorities must be presented to the full Audit Committee at its next scheduled meeting, whereby the above approval threshold levels are reset. All of the services performed by KPMG LLP in 2020 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.
Audit Committee Report
The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (Realty Income), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (NYSE). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (SEC), which was adopted by Realty Income’s Board of Directors. In 2020, the Audit Committee met eight times.
The role of the Audit Committee is to appoint, retain, and oversee our independent registered public accounting firm, which is currently KPMG LLP, to provide assistance to the Board of Directors in its oversight of Realty Income's cybersecurity, information technology and data privacy risks, as well as enterprise-level risks that may affect Realty Income's financial statements, operations, business continuity and reputation, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors. Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles, and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and internal controls over financial reporting, and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles, and management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of Realty Income’s internal controls over financial reporting, as of and for the year ended December 31, 2020. The Audit Committee has discussed with KPMG LLP the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with KPMG its independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services, and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.
The Audit Committee has oversight responsibilities for reviewing the services performed by KPMG LLP and retains sole authority to select, evaluate, compensate and replace our independent registered public accounting firm. In fulfilling its oversight responsibilities, the committee discusses KPMG LLP’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee annually evaluates the reputation, qualifications, performance and independence of KPMG LLP and its lead audit partner. The Audit Committee also follows the SEC requirement with respect to the rotation of the lead engagement partner at least every five years. At the request of management and the Audit Committee, KPMG LLP presents a short list of candidates. Management meets with the candidates and proposes a candidate to meet with the Audit Committee, who then decides whether to affirm the selection or expand the search.
Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Submitted on March 16, 2021 by the members of the Audit Committee of Realty Income’s Board of Directors.
Ronald L. Merriman, Chair Kathleen R. Allen, Ph.D. A. Larry Chapman Gregory T. McLaughlin
The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Realty Income specifically incorporates the same by reference.
74 Realty Income │ 2021 Proxy Statement

Frequently Asked Questions
When is the Annual Meeting?
The Annual Meeting will be held on May 18, 2021 at 9:00 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/realty2021.
How do I attend the Virtual Annual Meeting?
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/realty2021 on Tuesday, May 18, 2021, at 9:00 a.m. Pacific Time. In order to participate in the meeting, stockholders will need their unique control number, which appears on the Notice and the instructions that accompanied the Proxy Materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than Tuesday, May 11, 2021, so that you can be provided with a control number and gain access to the meeting.
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders as of the close of business on the record date, March 12, 2021, will consider and vote upon:
•	The election of nine director nominees named in this Proxy Statement to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•	A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (also known as the “say-on-pay” vote);
•	The approval of the Realty Income Corporation 2021 Incentive Award Plan; and
•	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on March 12, 2021 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 373,501,221 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting or any postponement or adjournment thereof.
How will I receive my Proxy Materials for the Annual Meeting?
Beginning on or about April 1, 2021, Proxy Materials (including the Proxy Statement, proxy card, and Annual Report) for the Annual Meeting will be sent via e-mail or mail to our stockholders of record in accordance with their preference, if indicated previously. If a preference has not been specified, we will either mail to those stockholders our Proxy Materials or a Notice of Availability of Proxy Materials (the “Notice”) which contains instructions on how to access our materials by mail, e-mail, or on the Internet.
In accordance with the SEC notice and access rule, the Notice allows us to provide our stockholders with the information they need to vote through various means, while lowering the costs of print and delivery and reducing the environmental impact of the Annual Meeting. The Notice is not a proxy and may not be used to authorize a proxy to vote your shares. If you receive a Notice this year, you will not receive paper copies of the Proxy Materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice.
What is the difference between holding shares as a stockholder of record or as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record.” In this case, you receive your dividend check from Computershare. This year we have engaged the services of Broadridge Financial Solutions, Inc. (“Broadridge”) to mail our Proxy Materials or Notice to our registered holders.
If your shares are held by a bank, in a brokerage account, or other holder of record, you are considered a “beneficial owner” of shares held in street name. The Proxy Materials or Notice may be forwarded to you by
Realty Income │ 2021 Proxy Statement 75

Frequently Asked Questions

your bank, broker, or other holder of record. As the beneficial owner, you have the right to direct your bank, broker, or other holder of record on how to vote your shares by following their instructions for authorizing your proxy.
Is it necessary to vote if my shares are held in my brokerage account?
It is important to vote your shares even if your shares are held in a brokerage account. Otherwise, your shares may not be voted on certain matters unless you provide voting instructions to your bank, broker or other holder of record. If you are unsure, please vote your Realty Income shares using the voting information provided.
How do I vote?
You may vote or authorize a proxy to vote using any of the following methods:
By Internet

Authorize a proxy to vote your shares via the website www.proxyvote.com, which is available 24 hours per day until 11:59 p.m., Eastern Time, on May 17, 2021. In order to authorize your proxy, you will need to have available the control number that appears on the voting instructions included in the Proxy Materials that you received. If you authorize your proxy via the Internet, you do not need to return your proxy or voting instruction card.

By Telephone

Authorize a proxy to vote your shares by calling toll-free 1-800-690-6903, 24 hours per day until 11:59 p.m., Eastern Time, on May 17, 2021. When you call, please have the voting instructions in hand that accompanied the Proxy Materials you received, along with the control number that appears therein. Follow the series of prompts to instruct your proxy how to vote your shares. If you authorize your proxy by telephone, you do not need to return your proxy or voting instruction card.

By Mail

If you received and/or requested via the Notice a printed set of the Proxy Materials (including the Proxy Statement, proxy card, and Annual Report), authorize a proxy to vote your shares by completing, signing, and returning the proxy in the prepaid envelope provided. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Virtual Meeting Access

Vote your shares by logging onto and voting at the virtual Annual Meeting at www.virtualshareholdermeeting.com/realty2021 on May 18, 2021. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you will need your unique control number, which appears on the instructions that accompanied the Proxy Materials.

How does the Board of Directors recommend I vote on the proposals?
Our Board of Directors recommends that you vote your shares as follows:
✓	Proposal 1: FOR the election to the Board of Directors of the nine nominees listed in this Proxy Statement;
✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
✓	Proposal 3: FOR the say-on-pay vote; and
✓	Proposal 4: FOR the approval of the Realty Income Corporation 2021 Incentive Award Plan.
What happens if I do not indicate my voting preferences?
If you are a stockholder of record and you sign and submit your proxy card or authorize your proxy by telephone or Internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy consistent with the recommendations of our Board of Directors, which are as follows:
✓	Proposal 1: FOR the election to the Board of Directors of the nine nominees listed in this Proxy Statement;
76 Realty Income │ 2021 Proxy Statement

Frequently Asked Questions

✓	Proposal 2: FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
✓	Proposal 3: FOR the say-on-pay vote; and
✓	Proposal 4: FOR the approval of the Realty Income Corporation 2021 Incentive Award Plan.
On any other matters that may properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by that proxy in their discretion.
If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker is not permitted to vote your shares on “non-routine” matters as defined by the NYSE, including the election of directors, the say-on-pay vote and the approval of the Realty Income Corporation 2021 Incentive Award Plan, but is permitted to vote your shares on “routine” matters as defined by the NYSE, including the proposal regarding ratification of the appointment of our auditor.
May I change my vote after I submit my proxy?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by doing one of the following:
•	delivering to our Corporate Secretary a written notice of revocation (the contact information for our Corporate Secretary is provided below);
•	signing and returning to our Corporate Secretary a proxy bearing a later date;
•	authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization will be used); or
•	logging onto and voting at the virtual Annual Meeting.
If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank, or other record holder.
Your attendance at the virtual Annual Meeting will not by itself be sufficient to revoke a proxy unless you log onto and vote at the virtual Annual Meeting or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michelle Bushore, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.
What are the quorum and voting requirements on the four proposals mentioned in this Proxy Statement?
The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares are considered “in person” if voted by the holder of those shares during the virtual Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when there are both routine and non-routine matters on the proxy card, and the broker marks a vote on the routine matter (either as instructed by the client or, if not instructed, in the broker’s discretion) and crosses out those non-routine matters on which it has no voting authority without the client’s instruction.
The following outlines the vote required and the effect of abstentions and broker non-votes for each proposal at the Annual Meeting:
PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors(1)	The affirmative vote of a majority of the votes cast is necessary for the election of each director nominee.
An abstention or a broker non-vote will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote your shares for director nominees.

2	Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

An abstention will have no effect on the outcome of the vote. Broker non-votes are not expected to result from this proposal since as a beneficial owner, your bank, broker, or other holder of record is permitted to vote your shares even if the broker does not receive voting instructions from you.

Realty Income │ 2021 Proxy Statement 77

Frequently Asked Questions

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED(2)	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
3	Say-on-Pay Vote	The affirmative vote of a majority of the votes cast is necessary for the approval of the say-on-pay vote.
An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the say-on-pay vote.

4	Approval of the Realty Income Corporation 2021 Incentive Award Plan	The affirmative vote of a majority of the votes cast is necessary for the approval of the Realty Income Corporation 2021 Incentive Award Plan.
An abstention or a broker non-vote will not count as a vote cast and thus will have no effect on the outcome of the vote. Brokers do not have discretionary authority to vote your shares for the approval of the Realty Income Corporation 2021 Incentive Award Plan.

(1)
In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered offer of resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board, such director shall continue to serve until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

(2)
Pursuant to our Bylaws, a “majority of votes cast” standard requires that the number of votes cast “FOR” a proposal or director nominee must exceed the number of votes cast “AGAINST” such proposal or director nominee.

Will any other business be conducted during the Annual Meeting?
Our Board of Directors does not know of any matters to be presented during the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the NYSE rules, if you are a beneficial owner, your bank, broker, or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.
If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).
Who will count the vote?
Representatives of Broadridge will tabulate the votes and act as inspector of election.
May I access the Notice of Annual Meeting, Proxy Statement and Annual Report on the Internet?
Prior to the day of the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2020 Annual Report are available on our website at www.realtyincome.com/investors/financial-information/annual-reports-and-proxy. You may also view these materials at www.proxyvote.com by using the control number provided on your proxy card, in your e-mailed Proxy Materials, or on your Notice. On the day of and during the Annual Meeting, this Proxy Statement (which includes the Notice of Annual Meeting) and our 2020 Annual Report will be available at www.virtualshareholdermeeting.com/realty2021.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, Internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.
78 Realty Income │ 2021 Proxy Statement

Stockholder Proposals for our 2022
Annual Meeting
In order for a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2022 annual meeting of stockholders, it must be received by us at our principal office, 11995 El Camino Real, San Diego, CA 92130 on or before December 2, 2021.
For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2022 annual meeting of stockholders pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between November 2, 2021 and December 2, 2021 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.
In addition, if a stockholder desires to bring business (including director nominations) before our 2022 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2022 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between November 2, 2021 and 5:00 p.m., Pacific Time, on December 2, 2021. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” and Article III, Section 15, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.
Realty Income │ 2021 Proxy Statement 79

Householding of Proxy Materials
SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
By Order of the Board of Directors,

Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
April 1, 2021
80 Realty Income │ 2021 Proxy Statement

APPENDIX A
NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds from Operations and Adjusted Funds from Operations
The following is a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and AFFO. Also presented is information regarding distributions paid to common stockholders and the weighted average number of common shares used for the basic and diluted computation per share (dollars in thousands, except per share amounts):
	2020	2019	2018
Net income available to common stockholders(1)	$395,486	$436,482	$363,614
Depreciation and amortization	677,038	593,961	539,780
Depreciation of furniture, fixtures and equipment	(588)	(565)	(650)
Provisions for impairment	147,232	40,186	26,269
Gain on sales of real estate	(76,232)	(29,996)	(24,643)
FFO adjustments allocable to noncontrolling interests	(817)	(477)	(1,113)
FFO available to common stockholders	1,142,119	1,039,591	903,257
Executive severance charge(2)	3,463	—	18,651
Loss on extinguishment of debt	9,819	—	—
Amortization of share-based compensation	14,727	13,662	15,470
Amortization of deferred financing costs(3)	4,968	4,754	3,991
Amortization of net mortgage premiums	(1,258)	(1,415)	(1,520)
Loss (gain) on interest rate swaps	4,353	2,752	(2,733)
Straight-line payments from cross-currency swaps(4)	2,573	4,316	—
Leasing costs and commissions	(1,859)	(2,102)	(3,907)
Recurring capital expenditures	(198)	(801)	(1,084)
Straight-line rent	(26,502)	(28,674)	(24,687)
Amortization of above and below-market leases, net	22,940	19,336	16,852
Other adjustments (5)	(2,519)	(1,404)	268
Total AFFO available to common stockholders	$1,172,626	$1,050,015	$924,558
AFFO allocable to dilutive noncontrolling interests	1,438	1,442	901
Diluted AFFO	$1,174,064	$1,051,457	$925,459
AFFO per common share
Basic	$3.40	$3.32	$3.19
Diluted	$3.39	$3.32	$3.19
Distributions paid to common stockholders	$964,167	$852,134	$761,582
AFFO available to common stockholders in excess of distributions paid to common stockholders	$208,459	$197,881	$162,976
Weighted average number of common shares used for computation per share:
Basic	345,280,126	315,837,012	289,427,430
Diluted	345,878,377	316,601,350	289,923,984
(1)
As of December 31, 2020, there was $24.5 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the FASB and $51.9 million of uncollected rent for which we have not granted a lease concession. Deferrals accounted for as modifications totaling $236,000 for 2020 have not been added back to AFFO.

(2)
The executive severance charge in 2020 represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees. The executive severance charge in 2018 represents the incremental costs incurred upon our former CEO's departure in October 2018, consisting of $9.8 million of cash, $17.9 million of share-based compensation expense and $574,000 of professional fees, reduced by $9.6 million accrued for CEO compensation prior to separation.

(3)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our current and previous term loans. The deferred financing costs are being amortized over the lives of the respective mortgages and term loans. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)
Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.

(5)
Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

Realty Income │ 2021 Proxy Statement 81

APPENDIX A(continued)

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Adjusted EBITDAre and Pro Forma Adjusted EBITDAre
The following is a reconciliation of fourth quarter net income available to common stockholders (which we believe is the most comparable GAAP measure) to Quarterly Adjusted EBITDAre (dollars in thousands):
	2020	2019	2018
Net income available to common stockholders(1)	$118,150	$129,553	$85,303
Interest	78,764	75,073	70,635
Income taxes	4,500	1,736	1,607
Depreciation and amortization	175,041	156,594	137,711
Executive severance charge(2)	—	—	18,651
Provisions for impairment	23,790	8,950	1,235
Gain on sales of real estate	(22,667)	(14,168)	(5,825)
Foreign currency and derivative gains, net	(3,311)	(1,792)	—
Quarterly Adjusted EBITDAre	$374,267	$355,946	$309,317
Annualized Adjusted EBITDAre	$1,479,068	$1,423,784	$1,237,268
Annualized Pro Forma Adjustments	25,910	77,793	11,306
Annualized Pro Forma Adjusted EBITDAre	$1,522,978	$1,501,577	$1,248,574

Net Debt(4)	$7,992,991	$7,847,536	$6,489,589
Net Debt/Adjusted EBITDAre	5.3	5.5	5.2
Net Debt/Pro forma Adjusted EBITDAre	5.2	5.2	5.2
(1)	Net income for 2020 was negatively impacted by $18.1 million of rent reserves recorded as reductions of rental revenue, of which $3.3 million relates to straight-line rent.
(2)	The executive severance charge in 2018 reflects an $18.7 million severance charge for our former CEO upon his departure in October 2018.
(3)	We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(4)	Net Debt is total debt per the consolidated balance sheet, less of cash and cash equivalents.
The Annualized Pro Forma Adjustments consist of adjustments to incorporate operating income from properties we acquired or stabilized during the applicable quarter and to remove operating income from properties we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds. The following table summarizes our Annualized Pro forma Adjusted EBITDAre calculation for the periods indicated below:
Dollars in thousands	2020	2019	2018
Annualized pro forma adjustments from properties acquired or stabilized	$27,431	$77,431	$14,633
Annualized pro forma adjustments from properties disposed	(1,521)	362	(3,327)
Annualized Pro forma Adjustments	$25,910	$77,793	$11,306
82 Realty Income │ 2021 Proxy Statement

APPENDIX B
REALTY INCOME CORPORATION
2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1 Administration. The Plan shall be administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2 Delegation. To the extent Applicable Laws permit, the Committee or the Board may delegate any or all of its powers under the Plan to one or more committees of the Board or directors or officers of the Company or any of its Subsidiaries. The Committee or the Board, as applicable, may re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article IV, the maximum number of Shares which may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Plan’s effective date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not become or again be available for issuance pursuant to subsequent grants of Awards under the Plan: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or
Realty Income │ 2021 Proxy Statement 83

APPENDIX B(continued)

purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation). The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 8,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $1,000,000. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
4.6 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 9.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be three million two hundred thousand (3,200,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000) (together, the “Individual Award Limits”).
84 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.
5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, the Administrator may provide in the terms of any Option or Stock Appreciation Right that if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.
5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 10.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5 Payment Upon Exercise. Subject to Section 11.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;
(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;
Realty Income │ 2021 Proxy Statement 85

APPENDIX B(continued)

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to require forfeiture of such shares or to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2 Restricted Stock.
(a) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.
(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.
6.3 Restricted Stock Units.
(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(c) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS
Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will
86 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
ARTICLE VIII.
NON-EMPLOYEE DIRECTOR AWARDS
8.1 Annual Grant. During the term of the Plan, commencing as of the 2021 annual meeting of the Company’s stockholders, subject to Section 4.5 hereof, each person who is a non-employee Director as of the date of each annual meeting of the Company’s stockholders shall automatically be granted 4,000 shares of Restricted Stock (subject to adjustment as provided in Article IX hereof) on the date of such annual meeting (the “Annual Grant”).
8.2 Initial Grant. During the term of the Plan, commencing after the effective date of the Plan, subject to Section 4.5 hereof, each person who is initially elected or appointed by the Board as a non-employee Director on a date other than the date of an annual meeting of the Company’s stockholders shall automatically be granted 4,000 shares of Restricted Stock (subject to adjustment as provided in Article IX hereof) on the date such non-employee Director is first elected or appointed (the “Initial Grant”). For the avoidance of doubt, a non-employee Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Grant in connection with such election, and shall not also receive an Annual Grant on the date of such annual meeting. Directors who are employees of the Company who subsequently retire from the Company and remain on the Board shall not receive an Initial Grant but to the extent they are otherwise eligible, shall receive, at each annual meeting of stockholders after such Director’s retirement from employment with the Company, an Annual Grant.
8.3 Vesting. Shares of Restricted Stock granted pursuant to Section 8.1 and 8.2 hereof shall vest based on the non-employee Director’s Years of Service, in each case subject to the non-employee Director’s continued service on the applicable vesting date and subject to the terms and conditions set forth in the applicable Award Agreement, as follows:
(a) Fewer Than Six Years of Service. For non-employee Directors with fewer than six Years of Service as of the date of grant, one-third of the Restricted Shares subject to the Award shall vest on each of the first three anniversaries of the applicable grant date (rounded up to the nearest whole share).
(b) Six Years of Service. For non-employee Directors with at least six, but fewer than seven, Years of Service as of the date of grant, one-half of the Restricted Shares subject to the Award shall vest on each of the first two anniversaries of the applicable grant date (rounded up to the nearest whole share).
(c) Seven Years of Service. For non-employee Directors with at least seven, but fewer than eight, Years of Service as of the date of grant, the Restricted Shares subject to the Award shall vest in full on the first anniversary of the applicable grant date.
(d) Eight Years of Service. For non-employee Directors with eight or more Years of Service as of the date of grant, the Restricted Shares subject to the Award shall be fully vested on the date of grant.
(e) For purposes of the Plan, “Years of Service” shall mean, each three hundred sixty-five (365)-day period of a non-employee Director’s continuous service to the Company as an Employee, Director or Consultant (without duplication). The Administrator shall have sole, final and binding authority to determine any questions regarding a Director’s Years of Service for purposes of the Plan.
8.4 As of the effective date of the Plan, (A) Awards granted to non-employee Directors pursuant to Section 8.1 and Section 8.2 shall be in lieu of all future awards to non-employee Directors under Section 12.1 of the Prior Plan, and (B) the provisions of Section 8.1 and 8.2 hereof shall replace and supersede the relevant provisions of Section 12.1 of the Prior Plan.
Realty Income │ 2021 Proxy Statement 87

APPENDIX B(continued)

ARTICLE IX.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
9.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be converted into or substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;
(e) To replace such Award with other rights or property selected by the Administrator; and/or
(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
9.3 Change in Control. Notwithstanding Section 9.2 above, except as may be otherwise provided in an applicable Award Agreement, if a Change in Control occurs and Awards are not continued, converted, assumed, or replaced with a comparable award (as determined by the Administrator) by (i) the Company or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination
88 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

of Service, then immediately prior to the Change in Control such Awards (other than any Award that is regularly scheduled to vest based on the attainment of performance-based vesting conditions) will become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards will lapse, in which case, such Awards will be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. An Award will be considered replaced with a comparable award if the Award is exchanged for an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of such Award in such Change in Control (as determined by the Administrator), even if such cash or other property payable with respect to the unvested portion of such Award remains subject to similar vesting provisions following such Change in Control. Notwithstanding the foregoing, the Administrator will have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change in Control.
9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.
9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article IX.
ARTICLE X.
GENERAL PROVISIONS APPLICABLE TO AWARDS
10.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
10.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
Realty Income │ 2021 Proxy Statement 89

APPENDIX B(continued)

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
10.4 Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
10.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 11.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their fair market value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the change does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. Notwithstanding the foregoing, except pursuant to Article IX, the Administrator may not, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights when the exercise price per share of the original Options or Stock Appreciation Rights exceeds the fair market value of the underlying Shares.
10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction,
90 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
10.9 Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
10.10 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE XI.
MISCELLANEOUS
11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.
11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
11.3 Effective Date and Term of Plan. The Plan will become effective on the date on which the Company’s stockholders approve the Plan and will remain in effect until terminated by the Board. Notwithstanding anything to the contrary in the Plan, no Incentive Stock Option may be granted under the Plan after the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plan will continue in full force and effect in accordance with its terms.
Realty Income │ 2021 Proxy Statement 91

APPENDIX B(continued)

11.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time, provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
11.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
11.6 Section 409A.
(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any act or omission, or any contract or other instrument executed, in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary
92 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
11.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
11.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
11.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
11.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
11.12 REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:
(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of Section 7.2 of the Company’s charter; or
(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such Award could impair the Company’s status as a REIT.
Realty Income │ 2021 Proxy Statement 93

APPENDIX B(continued)

11.13 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Maryland, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Maryland.
11.14 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.
11.15 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
11.16 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
11.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
11.18 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE XII.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1 “Administrator” means the Committee; provided, however, that (i) the full Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors, and (ii) the Board or Committee may delegate its authority as the Administrator hereunder to the extent permitted by Section 3.2 hereof.
11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.
11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
94 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

11.5 “Board” means the Board of Directors of the Company.
11.6 “Cause” with respect to a Participant, means, unless otherwise set forth in an Award Agreement, (a) the Participant’s theft, dishonesty or falsification of any employment or Company records; (b) the Participant’s malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) the Participant’s commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust the Participant with important matters or otherwise work effectively with the Participant, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its Subsidiaries; (d) the Participant’s. engagement in any activity that is a material violation of the Company policy on sexual harassment, sexual misconduct, discrimination or other workplace misconduct which (1) is a material violation of Company policy applicable thereto, or (2) brings or would reasonably be expected to bring the Participant, the Company or its Subsidiaries into widespread public disrepute, contempt, scandal or ridicule, and/or (e) the Participant’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a Participant’s physical or mental disability.
11.7 “Change in Control” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Realty Income │ 2021 Proxy Statement 95

APPENDIX B(continued)

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9 “Committee” means the Compensation Committee of the Board. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10 “Common Stock” means the common stock of the Company.
11.11 “Company” means Realty Income Corporation, a Maryland corporation, or any successor.
11.12 “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14 “Director” means a Board member.
11.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.
11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17 “Employee” means any employee of the Company or its Subsidiaries.
11.18 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.20 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted
96 Realty Income │ 2021 Proxy Statement

APPENDIX B(continued)

on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case the Administrator may determine the Fair Market Value in its discretion.
11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.23 “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.
11.24 “Option” means an option to purchase Shares, which Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.
11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.
11.26 “Overall Share Limit” means the sum of (i) 8,000,000 Shares; and (ii) any shares of Common Stock which are subject to Prior Plan Awards which become available for issuance under the Plan pursuant to Article IV.
11.27 “Participant” means a Service Provider who has been granted an Award.
11.28 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; environmental, social and governance initiatives; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the
Realty Income │ 2021 Proxy Statement 97

APPENDIX B(continued)

Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.29 “Plan” means this 2021 Incentive Award Plan.
11.30 “Prior Plan” means the Company’s 2012 Incentive Award Plan.
11.31 “Prior Plan Award” means an award outstanding under the Prior Plan as of the effective date of the Plan.
11.32 “REIT” means a real estate investment trust within the meaning of Section 856 through 860 of the Code.
11.33 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.
11.35 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.36 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.37 “Securities Act” means the Securities Act of 1933, as amended.
11.38 “Service Provider” means an Employee, Consultant or Director.
11.39 “Shares” means shares of Common Stock.
11.40 “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.41 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.42 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.43 “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *
98 Realty Income │ 2021 Proxy Statement

REALTY INCOME
The Monthly Dividend Company®

REALTY INCOME CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/realty2021**

You may attend the meeting via the Internet and vote during the meeting. To vote during the meeting, you will need the control # which is available on the Notice.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39340-P49952

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

REALTY INCOME CORPORATION

Nominees:

	For	Against	Abstain
1a. Kathleen R. Allen	☐	☐	☐
1b. A. Larry Chapman	☐	☐	☐
1c. Reginald H. Gilyard	☐	☐	☐
1d. Priya Cherian Huskins	☐	☐	☐
1e. Gerardo I. Lopez	☐	☐	☐
1f. Michael D. McKee	☐	☐	☐
1g. Gregory T. McLaughlin	☐	☐	☐
1h. Ronald L. Merriman	☐	☐	☐
1i. Sumit Roy	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If the holder is a corporation or partnership, please sign with the full corporate or partnership name by an authorized officer, identifying his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D39341-P49952

REALTY INCOME CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2021
9:00 a.m., Pacific Time
www.virtualshareholdermeeting.com/realty2021

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for exercise at the Annual Meeting of Stockholders on May 18, 2021 (the "Annual Meeting").

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the nine director nominees to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021, "FOR" the resolution to approve the compensation of our named executive officers as described in the proxy statement for the Annual Meeting (the "Proxy Statement"), and "FOR" approval of the Realty Income Corporation 2021 Incentive Award Plan. The votes you are entitled to cast will be cast in the discretion of the proxy holder described below on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies given with respect to the Annual Meeting and appoint Michelle Bushore and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and any postponement or adjournment thereof and otherwise to represent you at the Annual Meeting and any postponement or adjournment thereof with all powers possessed by you, if personally present.

Continued and to be signed on reverse side